Exhibit 99.1

Part II, Item 8.    Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Ryman Hospitality Properties, Inc. and Subsidiaries Audited Consolidated Financial Statements as of December 31, 2012 and 2011 and for Each of the Three Years in the Period Ended December 31, 2012
Report of Independent Registered Public Accounting Firm	2
Consolidated Statements of Operations for the Years ended December 31, 2012, 2011, and 2010	3
Consolidated Statements of Comprehensive Income (Loss) for the Years ended December 31, 2012, 2011, and 2010	4
Consolidated Balance Sheets as of December 31, 2012 and 2011	5
Consolidated Statements of Cash Flows for the Years ended December 31, 2012, 2011, and 2010	6
Consolidated Statements of Stockholders’ Equity for the Years ended December 31, 2012, 2011, and 2010	7
Notes to Consolidated Financial Statements	8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ryman Hospitality Properties, Inc.

We have audited the accompanying consolidated balance sheets of Ryman Hospitality Properties, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ryman Hospitality Properties, Inc. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Ryman Hospitality Properties, Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2013 (not provided herein) expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee

February 27, 2013, except for Note 19, as to which the date is September 16, 2013

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2012, 2011 and 2010

(Amounts in thousands, except per share data)

	2012	2011	2010

Revenues	$986,594	$952,144	$769,961
Operating expenses:
Operating costs	570,905	566,390	474,609
Selling, general and administrative	182,253	179,301	158,169
Management fees	4,337	—	—
REIT conversion costs	101,964	—	—
Casualty loss	858	1,225	42,321
Preopening costs	340	408	55,287
Depreciation and amortization	130,691	125,289	105,561

Operating income (loss)	(4,754)	79,531	(65,986)

Interest expense, net of amounts capitalized	(58,582)	(74,673)	(81,426)
Interest income	12,307	12,460	13,124
Income from unconsolidated companies	109	1,086	608
Net gain on extinguishment of debt	—	—	1,299
Other gains and (losses)	22,251	(916)	(535)

Income (loss) before income taxes and discontinued operations	(28,669)	17,488	(132,916)
(Provision) benefit for income taxes	2,034	(7,420)	40,718

Income (loss) from continuing operations	(26,635)	10,068	(92,198)
Income (loss) from discontinued operations, net of taxes	(9)	109	3,070

Net income (loss)	$(26,644)	$10,177	$(89,128)

Income (loss) per share:
Income (loss) from continuing operations	$(0.56)	$0.21	$(1.95)
Income from discontinued operations, net of taxes	—	—	0.06

Net income (loss)	$(0.56)	$0.21	$(1.89)

Income (loss) per share – assuming dilution:
Income (loss) from continuing operations	$(0.56)	$0.20	$(1.95)
Income from discontinued operations, net of taxes	—	—	0.06

Net income (loss)	$(0.56)	$0.20	$(1.89)

The accompanying notes are an integral part of these consolidated financial statements.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2012, 2011 and 2010

(Amounts in thousands, except per share data)

	2012	2011	2010

Net income (loss)	$(26,644)	$10,177	$(89,128)

Other comprehensive income (loss), before tax:
Unrealized gain (loss) on natural gas swaps:
Unrealized losses arising during the period	—	(533)	(521)
Amount reclassified from accumulated OCI into income	—	759	295

	—	226	(226)

Unrealized gain on interest rate swaps:
Unrealized losses arising during the period	—	(447)	(6,720)
Amount reclassified from accumulated OCI into income	—	12,674	20,154

	—	12,227	13,434

Minimum pension liability:
Unrealized gains (losses) arising during the period	14,451	(26,938)	(6,998)
Amount reclassified from accumulated OCI into income	3,601	1,841	2,118

	18,052	(25,097)	(4,880)

Other comprehensive income (loss), before tax	18,052	(12,644)	8,328
Income tax (expense) benefit related to items of comprehensive income (loss)	(6,624)	4,702	(2,990)

Other comprehensive income (loss), net of tax	11,428	(7,942)	5,338

Comprehensive income (loss)	$(15,216)	$2,235	$(83,790)

The accompanying notes are an integral part of these consolidated financial statements.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

(Amounts in thousands, except per share data)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents – unrestricted	$97,170	$44,388
Cash and cash equivalents – restricted	6,210	1,150
Trade receivables, less allowance of $623 and $719, respectively	55,343	41,939
Deferred income taxes	10,688	8,641
Other current assets	41,834	48,538

Total current assets	211,245	144,656

Property and equipment, net of accumulated depreciation	2,148,999	2,209,127
Notes receivable, net of current portion	138,975	142,567
Long-term deferred financing costs	11,347	15,947
Other long-term assets	32,245	50,713
Long-term assets of discontinued operations	328	390

Total assets	$2,543,139	$2,563,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$130,358	$755
Accounts payable and accrued liabilities	218,224	168,975
Current liabilities of discontinued operations	237	186

Total current liabilities	348,819	169,916

Long-term debt and capital lease obligations, net of current portion	901,505	1,073,070
Deferred income taxes	99,626	108,219
Deferred management rights proceeds	186,346	—
Other long-term liabilities	152,794	166,209
Long-term liabilities of discontinued operations	451	451
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 100,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 400,000 shares authorized, 52,596 and 48,428 shares issued and outstanding, respectively	526	484
Additional paid-in capital	1,250,975	929,904
Treasury stock of 456 and 385 shares, respectively, at cost	(7,234)	(4,599)
Retained earnings	(366,066)	155,777
Accumulated other comprehensive loss	(24,603)	(36,031)

Total stockholders’ equity	853,598	1,045,535

Total liabilities and stockholders’ equity	$2,543,139	$2,563,400

The accompanying notes are an integral part of these consolidated financial statements.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2012, 2011 and 2010

(Amounts in thousands)

	2012	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$(26,644)	$10,177	$(89,128)
Amounts to reconcile net income (loss) to net cash flows provided by operating activities:
(Gain) loss from discontinued operations, net of taxes	9	(109)	(3,070)
Income from unconsolidated companies	(109)	(1,086)	(608)
Impairment and other charges	33,291	—	—
(Gain) loss on sales of long-lived assets	(20,009)	916	1,239
Provision (benefit) for deferred income taxes	(9,105)	5,399	(2,569)
Depreciation and amortization	130,691	125,289	105,561
Amortization of deferred financing costs	4,908	5,118	5,314
Amortization of discount on convertible notes	13,793	12,695	11,687
Write-off of deferred financing costs related to refinancing of credit facility	—	1,681	—
Stock-based compensation expense	8,964	10,170	10,062
Excess tax benefit from stock-based compensation	(6,736)	—	—
Net gain on extinguishment of debt	—	—	(1,299)
Loss on assets damaged in flood	—	332	44,970
Changes in (net of acquisitions and divestitures):
Trade receivables	(13,404)	(10,146)	8,071
Interest receivable	(1,179)	(334)	(285)
Income tax receivable	—	2,869	27,301
Accounts payable and accrued liabilities	55,190	(4,062)	16,298
Other assets and liabilities	6,734	(5,005)	5,366

Net cash flows provided by operating activities – continuing operations	176,394	153,904	138,910
Net cash flows provided by operating activities – discontinued operations	76	15	574

Net cash flows provided by operating activities	176,470	153,919	139,484

Cash Flows from Investing Activities:
Purchases of property and equipment	(95,233)	(132,592)	(194,647)
Sale of management rights and intellectual property	210,000	—	—
Collection of notes receivable	4,480	2,465	4,161
Increase in restricted cash and cash equivalents	(5,060)	—	—
Other investing activities	869	1,848	148

Net cash flows provided by (used in) investing activities – continuing operations	115,056	(128,279)	(190,338)
Net cash flows used in investing activities – discontinued operations	—	—	(1,460)

Net cash flows provided by (used in) investing activities	115,056	(128,279)	(191,798)

Cash Flows from Financing Activities:
Net repayments under credit facility	(55,000)	(100,000)	—
Repurchases of senior notes	—	—	(26,965)
Deferred financing costs paid	(376)	(10,074)	—
Proceeds from the issuance of common stock, net of issuance costs of $1,131	32,722	—	—
Repurchase of Company stock for retirement	(185,400)	—	—
Payment of dividend	(62,007)	—	—
Proceeds from exercise of stock option and purchase plans	25,336	4,828	26,075
Excess tax benefit from stock-based compensation	6,736	—	—
Other financing activities, net	(755)	(404)	(2,427)

Net cash flows used in financing activities – continuing operations	(238,744)	(105,650)	(3,317)
Net cash flows used in financing activities – discontinued operations	—	—	—

Net cash flows used in financing activities	(238,744)	(105,650)	(3,317)

Net change in cash and cash equivalents	52,782	(80,010)	(55,631)
Cash and cash equivalents – unrestricted, beginning of period	44,388	124,398	180,029

Cash and cash equivalents – unrestricted, end of period	$97,170	$44,388	$124,398

The accompanying notes are an integral part of these consolidated financial statements.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2012, 2011 and 2010

(Amounts in thousands)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Other Comprehensive (Loss) Income	Total Stockholders’ Equity

BALANCE, December 31, 2009	$470	$881,512	$(4,599)	$234,728	$(33,427)	$1,078,684
Net loss	—	—	—	(89,128)	—	(89,128)
Other comprehensive income, net of deferred income taxes	—	—	—	—	5,338	5,338
Exercise of stock options	10	25,702	—	—	—	25,712
Net tax expense related to stock-based compensation	—	(254)	—	—	—	(254)
Employee stock plan purchases	—	354	—	—	—	354
Issuance of stock to employees	—	9	—	—	—	9
Restricted stock units surrendered	1	(1,279)	—	—	—	(1,278)
Restricted stock shares surrendered	—	(34)	—	—	—	(34)
Stock-based compensation expense	—	10,349	—	—	—	10,349

BALANCE, December 31, 2010	$481	$916,359	$(4,599)	$145,600	$(28,089)	$1,029,752
Net income	—	—	—	10,177	—	10,177
Other comprehensive loss, net of deferred income taxes	—	—	—	—	(7,942)	(7,942)
Exercise of stock options	2	4,457	—	—	—	4,459
Net tax expense related to stock based compensation	—	(524)	—	—	—	(524)
Employee stock plan purchases	—	369	—	—	—	369
Issuance of stock to employees	—	13	—	—	—	13
Restricted stock units surrendered	1	(905)	—	—	—	(904)
Restricted stock shares surrendered	.	(18)	—	—	—	(18)
Stock-based compensation expense	—	10,153	—	—	—	10,153

BALANCE, December 31, 2011	$484	$929,904	$(4,599)	$155,777	$(36,031)	$1,045,535
Net loss	—	—	—	(26,644)	—	(26,644)
Other comprehensive income, net of deferred income taxes	—	—	—	—	11,428	11,428
Issuance of common stock	8	32,714	—	—	—	32,722
Repurchase of Company stock for retirement	(50)	—	—	(185,350)	—	(185,400)
Payment of dividend	67	247,775	—	(309,849)	—	(62,007)
Exercise of stock options	13	25,067	—	—	—	25,080
Net tax benefit related to stock based compensation	—	8,991	—	—	—	8,991
Employee stock plan purchases	—	252	—	—	—	252
Restricted stock units surrendered	4	(5,318)	—	—	—	(5,314)
Restricted stock shares surrendered	—	(9)	—	—	—	(9)
Dividend shares received on Company’s common stock in supplemental employee retirement plan	—	2,635	(2,635)	—	—	—
Stock-based compensation expense	—	8,964	—	—	—	8,964

BALANCE, December 31, 2012	$526	$1,250,975	$(7,234)	$(366,066)	$(24,603)	$853,598

The accompanying notes are an integral part of these consolidated financial statements.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business and Summary of Significant Accounting Policies

For financial statement presentation and reporting purposes, the Company is the successor to Gaylord Entertainment Company, formerly a Delaware corporation (“Gaylord”). As more fully described in Note 2, as part of the plan to restructure the business operations of Gaylord to facilitate its qualification as a real estate investment trust (“REIT”) for federal income tax purposes, Gaylord merged with and into its wholly-owned subsidiary, Ryman Hospitality Properties, Inc. (formerly known as Granite Hotel Properties, Inc.), a Delaware corporation ( “Ryman”), on October 1, 2012, with Ryman as the surviving corporation (the “Merger”). At 12:01 a.m. on October 1, 2012, the effective time of the Merger, Ryman succeeded to and began conducting, directly or indirectly, all of the business conducted by Gaylord immediately prior to the Merger. The “Company” refers to Ryman and to Gaylord. The reported results contained herein include those of Gaylord through September 30, 2012.

The Company is electing REIT status for the year ended December 31, 2013, and principally operates, through its subsidiaries and its property managers, as applicable, in three business segments: Hospitality; Opry and Attractions; and Corporate and Other. The Company’s fiscal year ends on December 31 for all periods presented.

Business Segments

Hospitality

The Hospitality segment includes the Gaylord Hotels branded hotels and the Inn at Opryland (renamed from the Radisson Hotel at Opryland), as well as the Company’s previous investments in two joint ventures. At December 31, 2012, the Company owns the Gaylord Opryland Resort and Convention Center (“Gaylord Opryland”), the Gaylord Palms Resort and Convention Center (“Gaylord Palms”), the Gaylord Texan Resort and Convention Center (“Gaylord Texan”), the Gaylord National Resort & Convention Center (“Gaylord National”), which the Company refers to collectively as the “Gaylord Hotels,” and the Inn at Opryland. Gaylord Opryland and the Inn at Opryland are both located in Nashville, Tennessee. The Gaylord Palms in Kissimmee, Florida opened in January 2002. The Gaylord Texan in Grapevine, Texas opened in April 2004. The Gaylord National, located in National Harbor, Maryland, opened in April 2008. On October 1, 2012, Marriott International, Inc. (“Marriott”) assumed the day-to-day management of the Gaylord Hotels pursuant to a management agreement for each Gaylord Hotel. On December 1, 2012, Marriott assumed the day-to-day management of the Inn at Opryland pursuant to an additional management agreement.

Opry and Attractions

The Opry and Attractions segment includes all of the Company’s Nashville-based tourist attractions. At December 31, 2012, these include the Grand Ole Opry, the General Jackson Showboat, the Wildhorse Saloon, the Ryman Auditorium and the Gaylord Springs Golf Links (“Gaylord Springs”), among others. The Opry and Attractions segment also includes WSM-AM. Beginning October 1, 2012, Marriott assumed the management of the day-to-day operations of the General Jackson Showboat, Gaylord Springs and the Wildhorse Saloon pursuant to management agreements.

On June 1, 2010, the Company completed the sale of its Corporate Magic business through the transfer of all of its equity interests in Corporate Magic, Inc. Prior to the sale of this business, which is further described in Note 4, Corporate Magic, Inc. was included in the Company’s Opry and Attractions segment. This business specialized in the production of creative events in the corporate entertainment marketplace. Due to the sale of this business, the results of its operations have been classified as discontinued operations in these consolidated financial statements.

Corporate and Other

The Corporate and Other segment includes operating and selling, general and administrative expenses related to the overall management of the Company which are not allocated to the other reportable segments, including costs for the Company’s retirement plans, equity-based compensation plans, information technology, human resources, accounting, and other administrative expenses.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. The Company’s investments in non-controlled entities in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company’s investments in other entities are accounted for using the cost method. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company analyzes its variable interests, including loans, guarantees, management agreements, leasing arrangements and equity investments, to determine if an entity in which it has a variable interest is a variable interest entity (“VIE”). This analysis primarily includes a qualitative review, which is based on a review of the design of the entity, its organizational structure, including decision-making ability, and relevant financial agreements. This analysis is also used to determine if the Company must consolidate the VIE as the primary beneficiary.

The Company has determined that its hotel subsidiaries are VIEs because each of the hotel’s incentive management fees are significant relative to the total amount of each hotel’s economic performance, these fees are expected to absorb a significant amount of the variability associated with each hotel’s anticipated economic performance, and the Company shares with the manager the power to direct certain activities that significantly impact the hotel’s operating performance, such as approving budgets. The Company has determined that it is the primary beneficiary of each of these VIEs because it has the unilateral authority to direct other activities that most significantly impact the hotels’ economic performance, such as obtaining short- and long-term financing for the hotels and making any decision in regards to selling the hotels subject to certain limitations within the management agreement. In addition, the Company is obligated to receive the residual benefits or to absorb the residual losses from each of the hotels, which could potentially be significant to the hotels. The Company has, therefore, consolidated each of these VIEs.

Cash and Cash Equivalents – Unrestricted

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Cash and Cash Equivalents – Restricted

Restricted cash and cash equivalents primarily represent funds held by our property managers for furniture, fixtures and equipment reserves. In addition, the Company holds certificates of deposit with an original maturity of greater than three months. The Company is required to maintain these certificates of deposit in order to secure its Tennessee workers’ compensation self-insurance obligations.

For purposes of the statements of cash flows, changes in restricted cash and cash equivalents caused by using such funds for furniture, fixtures and equipment replacement are shown as investing activities.

Supplemental Cash Flow Information

Cash paid for interest for the years ended December 31 was comprised of (amounts in thousands):

	2012	2011	2010

Debt interest paid	$40,935	$61,667	$65,231
Capitalized interest	(515)	(620)	(1,188)

Cash paid for interest, net of capitalized interest	$40,420	$61,047	$64,043

Net cash payments of income taxes in 2012 were $1.4 million. Net cash refunds of income tax payments in 2011 and 2010 were $1.5 million and $65.4 million, respectively (net of cash payments of income taxes of $1.3 million and $1.3 million, respectively). Net cash refunds received in 2010 resulted from the carryback of the 2009 tax loss to the Company’s 2007 income tax return. As the properties affected by the flood in Nashville are located in a Federal Disaster Area, the Company elected to deduct the casualty loss in the taxable year immediately preceding the taxable year in which the disaster occurred. Therefore, the Company was permitted to take the deduction on its 2009 federal tax return, which was carried back to the 2007 tax year for a refund.

Accounts Receivable

The Company’s accounts receivable are primarily generated by meetings and convention attendees’ room nights. Receivables arising from these sales are not collateralized. Credit risk associated with the accounts receivable is minimized due to the large and diverse nature of the customer base.

Allowance for Doubtful Accounts

The Company provides allowances for doubtful accounts based upon a percentage of revenue and periodic evaluations of the aging of accounts receivable.

Deferred Financing Costs

Deferred financing costs consist of prepaid interest, loan fees and other costs of financing that are amortized over the term of the related financing agreements, using the effective interest method. During 2012, 2011 and 2010, deferred financing costs of $4.9 million, $5.1 million, and $5.3 million, respectively, were amortized and recorded as interest expense in the accompanying consolidated statements of operations.

As more fully discussed in Note 7, as a result of the refinancing of the Company’s credit facility, the Company wrote off $1.7 million of deferred financing costs, which is included in interest expense in the accompanying consolidated statements of operations for 2011. In addition, as more fully discussed in Note 7, as a result of the Company’s repurchase of portions of its senior notes outstanding, the Company wrote off $0.3 million of deferred financing costs during 2010, which is included as a reduction in the net gain on extinguishment of debt in the accompanying consolidated statements of operations for 2010.

Deferred Management Rights Proceeds

The Company has deferred and amortizes the proceeds received from Marriott that were allocated to the sale of the management rights, as discussed further in Note 2, on a straight line basis over the 65-year term of the hotel management agreements, including extensions, as a reduction in management fee expense for financial accounting purposes.

Property and Equipment

Property and equipment are stated at cost. Improvements and significant renovations that extend the lives of existing assets are capitalized. Interest on funds borrowed to finance the construction of major capital additions is included in the cost of the applicable capital addition. Maintenance and repairs are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over the following estimated useful lives:

Buildings	40 years
Land improvements	20 years
Furniture, fixtures and equipment	3-8 years
Leasehold improvements	The shorter of the lease term or useful life

Impairment of Long-Lived and Other Assets

In accounting for the Company’s long-lived and other assets (including its notes receivable associated with the development of Gaylord National), the Company assesses its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the assets or asset group may not be recoverable. Recoverability of long-lived assets that will continue to be used is measured by comparing the carrying amount of the asset or asset group to the related total future undiscounted net cash flows. If an asset or asset group’s carrying value is not recoverable through those cash flows, the asset group is considered to be impaired. The impairment is measured by the difference between the assets’ carrying amount and their fair value, which is estimated using discounted cash flow analyses that utilize comprehensive cash flow projections, as well as observable market data to the extent available.

Leases

The Company is a lessee of a 65.3 acre site in Osceola County, Florida on which the Gaylord Palms is located, a 10.0 acre site in Grapevine, Texas on which a portion of the Gaylord Texan is located, and office space, office equipment, and other equipment. The Company’s leases are discussed further in Note 14.

Long-Term Investments

From time to time, the Company has owned minority interest investments in certain businesses. Generally, non-marketable investments (excluding limited partnerships and limited liability company interests) in which the Company owns less than 20 percent are accounted for using the cost method of accounting and investments in which the Company owns between 20 percent and 50 percent and limited partnerships are accounted for using the equity method of accounting.

Other Assets

Other current and long-term assets of continuing operations at December 31 consist of (amounts in thousands):

	2012	2011
Other current assets:
Other current receivables	$18,150	$15,326
Prepaid expenses	16,892	22,424
Inventories	6,495	10,762
Other current assets	297	26

Total other current assets	$41,834	$48,538

	2012	2011
Other long-term assets:
Deferred software costs, net	$8,638	$17,685
Supplemental deferred compensation plan assets	15,580	13,892
Other	8,027	19,136

Total other long-term assets	$32,245	$50,713

Other Current Assets

Other current receivables result primarily from principal payments and interest income accrued on the notes received in connection with the development of Gaylord National and other non-operating income that are due within one year. Prepaid expenses consist of prepayments for property taxes at one of the Company’s hotel properties, insurance and other contracts that will be expensed during the subsequent year. Inventories at December 31, 2012 consist primarily of food and beverage inventory for resale and retail inventory sold in the Opry and Attractions segment. Inventories at December 31, 2011 also included retail inventory sold in the Hospitality segment. The Company began outsourcing the majority of its retail operations in its Hospitality segment during the fourth quarter of 2012. Inventory is carried at the lower of cost or market. Cost is computed on an average cost basis.

Other Long-Term Assets

The Company capitalizes the costs of computer software developed for internal use. Accordingly, the Company has capitalized the external costs and certain internal payroll costs to develop computer software. Deferred software costs are amortized on a straight-line basis over their estimated useful lives of 3 to 5 years. Amortization expense of deferred software costs during 2012, 2011 and 2010 was $10.0 million, $8.7 million, and $8.2 million, respectively.

Other assets at December 31, 2011 included, among various other items, deferred costs associated with the Company’s potential developments in Aurora, Colorado, and Mesa, Arizona, which were written off during 2012, as discussed more fully in Note 2.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities of continuing operations at December 31 consist of (amounts in thousands):

	2012	2011

Trade accounts payable	$57,289	$13,871
Property and other taxes payable	36,074	28,939
Deferred revenues	41,018	44,611
Accrued salaries and benefits	33,806	29,566
Accrued self-insurance reserves	5,264	8,898
Accrued interest payable	4,983	5,589
Other accrued liabilities	39,790	37,501

Total accounts payable and accrued liabilities	$218,224	$168,975

Deferred revenues consist primarily of deposits on advance bookings of hotel rooms and advance ticket sales at the Company’s tourism properties, as well as uncollected attrition and cancellation fees. The Company is self-insured up to a stop loss for certain losses relating to workers’ compensation claims and general liability claims through September 30, 2012, and for certain losses related to employee medical benefits through December 31, 2012. The Company’s insurance program has subsequently transitioned to a low or no deductible program. For workers’ compensation and general liability claims incurred prior to October 1, 2012, and for employee medical benefits claimed prior to January 1, 2013, the Company recognizes self-insured losses based upon estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry or the Company’s historical experience. Other accrued liabilities include accruals for, among others, purchasing, meeting planner commissions and utilities.

Income Taxes

The Company establishes deferred tax assets and liabilities based on the difference between the financial statement and income tax carrying amounts of assets and liabilities using existing tax laws and tax rates. The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense. See Note 13 for more detail on the Company’s income taxes.

Other Long-Term Liabilities

Other long-term liabilities of continuing operations at December 31 consist of (amounts in thousands):

	2012	2011

Pension and postretirement benefits liability	$50,090	$68,386
Straight-line lease liability	68,275	62,570
Deferred compensation liability	15,580	13,892
Unrealized tax benefits	13,162	14,141
Other	5,687	7,220

Total other long-term liabilities	$152,794	$166,209

Revenue Recognition

Revenues from occupied hotel rooms are recognized as earned on the close of business each day and from concessions and food and beverage sales at the time of the sale. Revenues from other services at the Company’s hotels, such as spa, parking, and transportation services, are recognized at the time services are provided. Attrition fees, which are charged to groups when they do not fulfill the minimum number of room nights or minimum food and beverage spending requirements originally contracted for, as well as cancellation fees, are recognized as revenue in the period they are collected. The Company recognizes revenues from the Opry and Attractions segment when services are provided or goods are shipped, as applicable. The Company is required to collect certain taxes from customers on behalf of government agencies and remit these to the applicable governmental entity on a periodic basis. These taxes are collected from customers at the time of purchase, but are not included in revenue. The Company records a liability upon collection from the customer and relieves the liability when payments are remitted to the applicable governmental agency.

Management Fees

The Company pays Marriott a base management fee of 2% of revenues for the properties that Marriott manages, as well as an incentive fee that is based on profitability. Total base management fees to Marriott accrued during 2012 were $5.1 million. The Company did not pay Marriott an incentive fee during 2012. Management fees are presented in the consolidated statements of operations net of the amortization of the deferred management rights proceeds discussed further in Note 2.

Preopening Costs

The Company expenses the costs associated with start-up activities and organization costs associated with its development or reopening of hotels and significant attractions as incurred. The Company’s preopening costs during 2012 primarily relate to a new sports bar entertainment facility at Gaylord Palms that opened in February 2012. The Company’s preopening costs during 2011 primarily relate to a new restaurant concept at the Inn at Opryland that opened in the third quarter of 2011. The Company’s preopening costs during 2010 included costs associated with the reopening of Gaylord Opryland and the Grand Ole Opry House as more fully described in Note 3.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs included in continuing operations were $21.8 million, $22.2 million, and $25.6 million for 2012, 2011 and 2010, respectively.

Stock-Based Compensation

The Company has stock-based employee compensation plans, which are described more fully in Note 9. The Company accounts for its stock-based compensation plan under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation.”

Discontinued Operations

The Company has presented the operating results, financial position and cash flows of Corporate Magic as discontinued operations in the accompanying consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012. The results of operations of this business, including impairment and other charges, restructuring charges and any gain or loss on disposal, have been reflected as discontinued operations, net of taxes, in the accompanying consolidated statements of operations and the assets and liabilities of this business are reflected as discontinued operations in the accompanying consolidated balance sheets, as further described in Note 4.

Income (Loss) Per Share

Earnings per share is measured as basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding after considering the effect of conversion of dilutive instruments, calculated using the treasury stock method. Net income (loss) per share amounts are calculated as follows for the years ended December 31 (income and share amounts in thousands):

	2012
	Income	Shares	Per Share

Net loss	$(26,644)	47,602	$(0.56)
Effect of dilutive stock-based compensation	—	—	—

Net loss – assuming dilution	$(26,644)	47,602	$(0.56)

	2011
	Loss	Shares	Per Share

Net income	$10,177	48,351	$0.21
Effect of dilutive stock-based compensation	—	787	—
Effect of convertible notes	—	645	—

Net income – assuming dilution	$10,177	49,783	$0.20

	2010
	Loss	Shares	Per Share

Net loss	$(89,128)	47,256	$(1.89)
Effect of dilutive stock-based compensation	—	—	—

Net loss – assuming dilution	$(89,128)	$47,256	$(1.89)

For 2012 and 2010, the effect of dilutive common stock equivalents was the equivalent of approximately 861,000 and 709,000 shares, respectively, of common stock outstanding. Because the Company had a loss from continuing operations during 2012 and 2010, these incremental shares were excluded from the computation of dilutive earnings per share for those years as the effect of their inclusion would have been anti-dilutive.

Additionally, the Company had approximately 602,000, 1,401,000 and 1,628,000 stock-based compensation awards outstanding as of December 31, 2012, 2011, and 2010, respectively, that could potentially dilute earnings per share in the future but were excluded from the computation of diluted earnings per share for 2012, 2011 and 2010, respectively, as the effect of their inclusion would have been anti-dilutive.

As discussed in Note 7, in 2009, the Company issued 3.75% Convertible Senior Notes due 2014 (the “Convertible Notes”). The Company intends to settle the face value of the Convertible Notes in cash upon conversion/maturity. Any conversion spread associated with the conversion/maturity of the Convertible Notes may be settled in cash or shares of the Company’s common stock. The effect of potentially issuable shares under this conversion spread for the years ended December 31, 2012 and 2010 was the equivalent of approximately 3,774,000 and 413,000 shares, respectively, of common stock outstanding. Because the Company had a loss from continuing operations during 2012 and 2010, these incremental shares were excluded from the computation of dilutive earnings per share for those periods as the effect of their inclusion would have been anti-dilutive. The Convertible Notes are currently convertible through March 31, 2013; however, at this time, the Company has not processed any of the Convertible Notes for conversion.

In connection with the issuance of the Convertible Notes, the Company sold common stock purchase warrants to counterparties affiliated with the initial purchasers of the Convertible Notes whereby the warrant holders may purchase, as adjusted for the special dividend discussed in Note 2, approximately 16.0 million shares of Company common stock at an adjusted price per share of $27.00, subject to anti-dilution adjustments. Additional adjustments will be made for quarterly cash dividends pursuant to customary anti- dilution adjustments. If the average closing stock price of the Company’s stock during a reporting period exceeds this strike price, these warrants will be dilutive. The warrants may only be settled in shares of the Company’s common stock. The effect of potentially issuable shares under these warrants for 2012, 2011 and 2010 was the equivalent of approximately 1,328,721, 0 and 0 shares, respectively, of common stock outstanding. Because the Company had a loss from continuing operations during 2012, these incremental shares were excluded from the computation of diluted earnings per share for that period as the effect of their inclusion would have been anti-dilutive.

Derivatives and Hedging Activities

As more fully discussed in Note 8, the Company sometimes utilizes derivative financial instruments to reduce interest rate risks related to its variable rate debt and to manage risk exposure to changes in the value of portions of its fixed rate debt, as well as changes in the prices at which the Company purchases natural gas. The Company records derivatives in the statement of financial position and measures derivatives at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting.

Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of the interest rate and natural gas commodity markets may have on operating results. The Company does not engage in speculative transactions, nor does it hold or issue financial instruments for trading purposes. The Company formally documents hedging instruments and hedging items, as well as its risk management objective and strategy for undertaking hedged items. This process includes linking all derivatives that are designated as fair value and cash flow hedges to specific assets, liabilities or firm commitments on the consolidated balance sheet or to forecasted transactions. The Company also formally assesses, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective, the derivative expires or is sold or terminated, or the derivative is discontinued because it is unlikely that a forecasted transaction will occur, the Company discontinues hedge accounting prospectively for that specific hedge instrument.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Newly Issued Accounting Standards

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Topic 820, “Fair Value Measurements,” to clarify existing guidance and to require more detailed disclosures relating to Level 3 fair value measurements. In addition, this ASU requires that a reporting entity should provide the hierarchy classification for items whose fair value is not recorded on the balance sheet but is disclosed in the footnotes. The Company adopted this ASU in the first quarter of 2012 and this adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Topic 220, “Comprehensive Income,” to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In either instance, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. Portions of this ASU were deferred, and the Company adopted the required portions of this ASU in the first quarter of 2012. This adoption did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Topic 220, “Comprehensive Income,” which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The ASU is intended to help entities improve the transparency of changes in other comprehensive income and items reclassified out of accumulated other comprehensive income in their financial statements. It does not amend any existing requirements for reporting net income or other comprehensive income in the financial statements. The Company will adopt this ASU in the first quarter of 2013 and does not expect this adoption to have a material impact on the Company’s consolidated financial statements.

2. REIT Conversion

After conducting a strategic review of the Company’s business, on May 30, 2012, the Company’s board of directors unanimously approved a plan to restructure the Company’s business operations to facilitate the Company’s qualification as a REIT for federal income tax purposes (the “REIT conversion”). The Company completed the conversion during 2012 and will elect to be taxed as a REIT for the year ended December 31, 2013. In connection with the REIT conversion, at a special meeting of stockholders held on September 25, 2012, Gaylord’s stockholders approved the Merger and the issuance of up to 34 million shares of the Company’s common stock as part of a one-time earnings and profits distribution to distribute all of the Company’s C corporation earnings and profits attributable to taxable periods ending prior to January 1, 2013 as a special dividend to stockholders. On November 2, 2012, the Company’s board of directors declared the special dividend to be paid on December 21, 2012 to shareholders of record as of November 13, 2012.

On May 31, 2012, in connection with the REIT conversion, the Company announced its agreement to sell the Gaylord Hotels brand and rights to manage each of the Gaylord Hotels to Marriott for $210 million in cash (the “Marriott sale transaction”). Effective October 1, 2012, the Marriott sale transaction closed and Marriott assumed responsibility for managing the day-to-day operations of the Gaylord Hotels pursuant to a management agreement for each Gaylord Hotel.

On October 1, 2012, the Company received $210.0 million in cash from Marriott in exchange for rights to manage the Gaylord Hotels (the “Management Rights”) and certain intellectual property (the “IP Rights”). The Company allocated $190.0 million of the purchase price to the Management Rights and $20.0 million to the IP Rights. The allocation was based on the Company’s estimates of the fair values for the respective components. The Company estimated the fair value of each component by constructing distinct discounted cash flow models.

For the Management Rights, a discounted cash flow model utilized estimates of the base and incentive management fees that the Company would pay to Marriott over the term of the hotel management agreements, assuming a high likelihood that automatic renewals would be triggered. The after-tax management fee estimates were based on comprehensive projections of revenues and profits for the Gaylord Hotels for the next four years with growth rates gradually scaling down to an inflation-level assumption for the years thereafter. In selecting the discount rate, the Company relied on market-based estimates of capital costs and discount rate premiums that reflect management’s assessment of a market participant’s view of risks associated with the projected cash flows.

For the IP Rights, the discounted cash flow model reflects the application of a common variation referred to as the relief from royalty approach. Under this approach, fair value is estimated as the present value of future savings that would likely result due to the ownership of an asset as opposed to paying rent or royalties for its use. Key input assumptions to this model included projecting revenues for a hypothetical portfolio of new Gaylord-branded hotels that might be developed in future years and deriving a market-based royalty rate to apply for the hypothetical future use of the brand on these new properties. For the revenue forecast, the Company relied upon its development plans prior to the REIT conversion and its historical track record of large resort development, as tempered by current market conditions in the hospitality sector. Regarding the selected royalty rate, the model relied upon the Company’s review of typical arm’s length franchise and brand licensing agreement structures, third party databases, published studies and other qualitative factors. The selected royalty rate was applied to the estimated revenues from future Gaylord–branded facilities to derive projected royalty expenses avoided. These annual cash flow savings amounts were tax-affected then discounted at a rate derived from market-based estimates of capital costs and discount rates adjusted for management’s assessment of a market participant’s view of risks associated with the projected cash flows.

The amount related to the Management Rights will be deferred and amortized on a straight line basis over the 65-year term of the hotel management agreements, including extensions, as a reduction in management fee expense for financial accounting purposes. The amount related to the IP Rights was recorded as other gains and losses during 2012.

In addition, pursuant to additional management agreements entered into on October 1, 2012, Marriott assumed the management of the day-to-day operations of the General Jackson Showboat, Gaylord Springs and the Wildhorse Saloon on October 1, 2012. Further, on December 1, 2012, the Company entered into a management agreement pursuant to which Marriott began managing the day-to-day operations of the Inn at Opryland effective December 1, 2012.

The Company has segregated all costs related to these transactions from normal operations and reported these amounts as REIT conversion costs in the accompanying consolidated statements of operations. During 2012, the Company incurred $102.0 million of various costs associated with these transactions. These costs include impairment charges ($33.3 million), professional fees ($23.1 million), employment, severance and retention costs ($24.4 million), and various other transition costs ($21.2 million).

As a REIT, the Company no longer views independent, large-scale development of resort and convention hotels as a means of its growth. As a result of its decision to convert to a REIT, the Company evaluated its plans and previously capitalized costs associated with potential new developments and expansions of its existing properties. In connection with the preparation of the financial statements for the third quarter of 2012, the Company recorded an impairment charge of $14.0 million to write off previously capitalized costs associated with a potential future expansion of Gaylord Opryland and the Company’s previous development project in Mesa, Arizona as a result of the Company’s decision to abandon these projects. The Company also abandoned certain other projects associated with its existing assets and recorded an additional impairment charge of $7.3 million during the third quarter of 2012 to write off previously capitalized costs primarily associated with information technology projects.

In connection with the preparation of the financial statements for the fourth quarter of 2012, the Company recorded an impairment charge of $6.9 million to write off capitalized costs associated with the previous development project in Aurora, Colorado. While the Company continues to view Aurora as a viable market, it has concluded that if and when its participation in the project moves forward, it should proceed under the direction and leadership of an unrelated third-party who will most likely use its own resources to complete the project. As such, the Company does not believe that it will be able to realize its previous investment in the project. The Company also abandoned certain other projects associated with its existing assets and recorded an additional impairment charge of $5.1 million during the fourth quarter of 2012 to write off previously capitalized costs primarily associated with information technology projects.

Including the costs noted above but excluding non-cash impairment charges, the Company currently estimates that it will incur approximately $85 million in one-time costs related to the REIT conversion. The Company also estimates that it has incurred federal income taxes, including those associated with the receipt of the purchase price in the Marriott sale transaction and other transactions related to the REIT conversion, net of the effect of remaining net operating losses, of approximately $4 million to $7 million.

The Merger, Marriott sale transaction, special dividend, and other restructuring transactions are designed to enable the Company to hold its assets and business operations in a manner that will enable it to elect to be treated as a REIT for federal income tax purposes. As a REIT, the Company generally will not be subject to federal corporate income taxes on that portion of its capital gain or ordinary income from the Company’s REIT operations that is distributed to its stockholders. This treatment would substantially eliminate the federal “double taxation” on earnings from REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. As further described above, to comply with certain REIT qualification requirements, the Company engaged Marriott to operate and manage its Gaylord Hotels and the Inn at Opryland and will be required to engage third-party managers to operate and manage its future hotel properties, if any. Additionally, non-REIT operations, which consist of the activities of taxable REIT subsidiaries that will act as lessees of the Company’s hotels, as well as the businesses within the Company’s Opry and Attractions segment, will continue to be subject, as applicable, to federal corporate and state income taxes following the REIT conversion.

3. Nashville Flood

On May 3, 2010, Gaylord Opryland, the Grand Ole Opry, certain of the Company’s Nashville-based attractions, and certain of the Company’s corporate offices experienced significant flood damage as a result of the historic flooding of the Cumberland River (collectively, the “Nashville Flood”). Gaylord Opryland, the Grand Ole Opry, and certain of the Company’s corporate offices were protected by levees accredited by the Federal Emergency Management Agency (“FEMA”) (which, according to FEMA, was based on information provided by the Company), and built to sustain a 100-year flood; however, the river rose to levels that over-topped the levees. Gaylord Opryland reopened November 15, 2010. The Grand Ole Opry continued its schedule at alternative venues, including the Company-owned Ryman Auditorium, and the Grand Ole Opry House reopened September 28, 2010. Certain other of the Company’s Nashville-based attractions were closed for a period of time, but reopened during June and July 2010, and the majority of the affected corporate offices reopened during November 2010. The Company has segregated all costs and insurance proceeds related to the Nashville Flood from normal operations and reported those amounts as casualty loss or preopening costs in the accompanying consolidated statements of operations.

Casualty Loss

During 2012 and 2011, the Company recognized approximately $0.9 million and $1.2 million, respectively, of casualty loss expense related to the Nashville Flood, which primarily represents non-capitalized repairs of equipment within the Opry and Attractions segment.

Casualty loss in the accompanying consolidated statements of operations for the year ended December 31, 2010 was comprised of the following (in thousands):

	Hospitality	Opry and Attractions	Corporate and Other	Insurance Proceeds	Total

Site remediation	$15,586	$2,895	$913	$—	$19,394
Impairment of property and equipment	30,470	7,366	7,134	—	44,970
Other asset write-offs	1,811	1,098	—	—	2,909
Non-capitalized repairs of buildings and equipment	1,649	2,932	239	—	4,820
Continuing costs during shut-down period	15,644	3,023	779	—	19,446
Other	169	93	520	—	782
Insurance proceeds	—	—	—	(50,000)	(50,000)

Net casualty loss	$65,329	$17,407	$9,585	$(50,000)	$42,321

All costs directly related to remediating the affected properties are included in casualty loss. Lost profits from the interruption of the various businesses are not reflected in the above table.

Site remediation began as soon as flood waters ceased to rise. Site remediation, as described herein, includes expenditures for outside contractors to perform water extraction, debris removal, humidity control, facility cleaning and sanitizing, and the establishment of temporary utilities.

Based on an ongoing assessment of the flood damage and necessary replacement of property and equipment, in connection with its preparation of financial information for the second quarter of 2010, the Company made an estimate of the amount of the impairment charges incurred in connection with the Nashville Flood. As the Company continued its rebuilding efforts during the remainder of 2010, it determined additional write-offs of property and equipment were necessary. The gross carrying amount of property and equipment written down during 2010 as a result of damage sustained from the Nashville Flood, which included land improvements, buildings and furniture, fixtures and equipment, was $161.2 million, and the related accumulated depreciation of this property and equipment was $116.2 million, which resulted in total impairment charges of $45.0 million. In connection with its preparation of financial information for the fourth quarter of 2011, the Company determined an additional write-off of property and equipment was necessary. The gross carrying amount of property and equipment written down during 2011 as a result of damage sustained from the Nashville Flood was $0.4 million, and the related accumulated depreciation of this property and equipment was $0.1 million, which resulted in total impairment charges of $0.3 million.

Other asset write-offs primarily include inventory items that were no longer able to be used or sold due to flood damage. Non-capitalized repairs of buildings and equipment primarily include the cost of repairs of items that did not require complete replacement.

The Company also incurred operating costs at the affected properties during the period that the properties were closed. The Company has included continuing operating costs, other than depreciation and amortization, incurred through June 10, 2010 (the date at which the Company determined that the remediation was substantially complete), as well as certain specific operating costs incurred subsequent to that date directly related to remediating the flooded properties, as casualty loss in the accompanying consolidated statements of operations. The majority of these costs classified as casualty loss during 2010 were employment costs ($12.6 million), equipment and facility rental ($2.5 million), property and other taxes ($0.8 million), consulting fees ($0.9 million), and insurance costs ($0.3 million).

Insurance Proceeds

At May 3, 2010, the Company had in effect a policy of insurance with a per occurrence flood limit of $50.0 million at the affected properties. During 2010, the Company received $50.0 million in insurance proceeds and has recorded these insurance proceeds as an offset to the net casualty loss in the accompanying consolidated statements of operations. At December 31, 2012, the Company’s per occurrence flood insurance is $150.0 million.

Preopening Costs

The Company expenses the costs associated with start-up activities and organization costs associated with its development of hotels and significant attractions as incurred. In 2010, as a result of the extensive damage to Gaylord Opryland and the Grand Ole Opry House and the extended period in which these properties were closed, the Company incurred costs associated with the redevelopment and reopening of these facilities through the date of reopening. All costs directly related to redeveloping and reopening these affected properties, as well as all continuing operating costs not directly related to remediating the flooded properties, other than depreciation and amortization, incurred since June 10, 2010 (the date at which the Company determined that the remediation was substantially complete) through the date of reopening, are included in preopening costs in the accompanying consolidated statements of operations. During 2010, the Company incurred $55.3 million in preopening costs. The majority of the costs classified as preopening costs during 2010 include employment costs ($29.0 million), advertising and promotional costs ($6.8 million), facility costs ($3.7 million), supplies ($3.0 million), property and other taxes ($2.7 million), equipment and facility rental ($1.7 million), and insurance costs ($1.3 million).

4. Discontinued Operations

As discussed in Note 1, the Company has reflected the following businesses as discontinued operations. The results of operations, net of taxes (prior to their disposal, where applicable) and the carrying value of the assets and liabilities of these businesses have been reflected in the accompanying consolidated financial statements as discontinued operations for all periods presented.

Corporate Magic

During the second quarter of 2010, in a continued effort to focus on its core Gaylord Hotels and Opry and Attractions businesses, the Company committed to a plan of disposal of its Corporate Magic business. On June 1, 2010, the Company completed the sale of Corporate Magic through the transfer of all of its equity interests in Corporate Magic, Inc. to the president of Corporate Magic who, prior to the transaction, was employed by the Company. In exchange for its equity interests in Corporate Magic, the Company received, prior to giving effect to a purchase price adjustment based on the working capital of Corporate Magic as of the closing, a note receivable, which terms provide for a quarterly payment from the purchaser, beginning in the second quarter of 2011 through the first quarter of 2017. The Company recorded this note receivable at its fair value of $0.4 million, based on the expected cash receipts under the note, discounted at a discount rate that reflects management’s assessment of a market participant’s view of risks associated with the projected cash flows of Corporate Magic. The Company recognized a pretax gain of $0.6 million related to the sale of Corporate Magic in 2010.

The following table reflects the results of operations of businesses accounted for as discontinued operations for the years ended December 31 (amounts in thousands):

	2012	2011	2010
Revenues:
Corporate Magic	$—	$—	$2,389

Operating income (loss):
Corporate Magic	$—	$56	$(716)
Other	(102)	22	204

Total operating income (loss)	(102)	78	(512)

Interest income	65	60	32
Other gains and (losses):
Corporate Magic	—	—	618
Other	—	38	45

Total other gains and (losses)	—	38	663

Income (loss) before income taxes	(37)	176	183
(Provision) benefit for income taxes	28	(67)	2,887

Income from discontinued operations	$(9)	$109	$3,070

The benefit for income taxes for 2010 primarily relates to a permanent tax benefit recognized on the sale of the stock of Corporate Magic.

5. Property and Equipment

Property and equipment of continuing operations at December 31 is recorded at cost and summarized as follows (amounts in thousands):

	2012	2011
Land and land improvements	$241,292	$217,811
Buildings	2,297,343	2,272,381
Furniture, fixtures and equipment	563,622	533,396
Construction in progress	27,534	59,822

	3,129,791	3,083,410
Accumulated depreciation	(980,792)	(874,283)

Property and equipment, net	$2,148,999	$2,209,127

Depreciation expense, including amortization of assets under capital lease obligations, of continuing operations during 2012, 2011 and 2010 was $120.7 million, $116.6 million, and $97.4 million, respectively.

6. Notes Receivable

In connection with the development of Gaylord National, Prince George’s County, Maryland (“the County”) issued three series of bonds. The first bond issuance, with a face value of $65 million, was issued by the County in April 2005 to support the cost of infrastructure being constructed by the project developer, such as roads, water and sewer lines. The second bond issuance, with a face value of $95 million (“Series A Bond”), was issued by the County in April 2005 and placed into escrow until substantial completion of the convention center and 1,500 rooms within the hotel. The Series A Bond and the third bond issuance, with a face value of $50 million (“Series B Bond”), were delivered to the Company upon substantial completion and opening of the Gaylord National on April 2, 2008. The interest rate on the Series A Bond and Series B Bond is 8.0% and 10.0%, respectively. The maturity date of the Series A Bond and the Series B Bond is July 1, 2034 and September 1, 2037, respectively.

The Company is currently holding the Series A Bond and Series B Bond and receiving the debt service and principal payments thereon, which is payable from tax increments, hotel taxes and special hotel rental taxes generated from the development through the maturity date. During the second quarter of 2008, the Company calculated the present value of the future debt service payments from the Series A Bond and Series B Bond based on their effective interest rates of 8.04% and 11.42%, respectively, at the time the bonds were delivered to the Company and recorded a note receivable and offset to property and equipment in the amounts of $93.8 million and $38.3 million, respectively, in the accompanying consolidated balance sheet. The Company also calculated the present value of the interest that had accrued on the Series A Bond between its date of issuance and delivery to the Company based on its effective interest rate of 8.04% at the time the bond was delivered to the Company and recorded a note receivable and offset to property and equipment in the amount of $18.3 million in the accompanying consolidated balance sheet. The Company is recording the amortization of discount on these notes receivable as interest income over the life of the notes.

During 2012, 2011 and 2010, the Company recorded interest income of $12.2 million, $12.3 million and $12.8 million, respectively, on these bonds. The Company received payments of $15.5 million, $14.4 million and $16.3 million during 2012, 2011 and 2010, respectively, relating to these notes receivable, which includes principal payments.

7. Debt

The Company’s debt and capital lease obligations related to continuing operations at December 31 consisted of (amounts in thousands):

	2012	2011

$925 Million Credit Facility	$545,000	$600,000
3.75% Convertible Senior Notes, net of unamortized discount of $26,961 and $40,754	333,039	319,246
6.75% Senior Notes	152,180	152,180
Capital lease obligations	1,644	2,399

Total debt	1,031,863	1,073,825
Less amounts due within one year	(130,358)	(755)

Total long-term debt	$901,505	$1,073,070

The above increase in amounts due within one year results from the Convertible Notes meeting a condition for convertibility as of December 31, 2012, but not as of December 31, 2011. As of December 31, 2012, the Company was in compliance with all covenants related to its outstanding debt.

Annual maturities of long-term debt, excluding capital lease obligations, are as follows (amounts in thousands):

	$925 Million Credit Facility	3.75% Convertible Senior Notes	6.75% Senior Notes (1)	Total

2013	$—	$—	$—	$—
2014	—	360,000	152,180	512,180
2015	545,000	—	—	545,000
2016	—	—	—	—
2017	—	—	—	—
Years thereafter	—	—	—	—

Total	$545,000	$360,000	$152,180	$1,057,180

(1)	On January 17, 2013, the Company redeemed all of its outstanding 6.75% Senior Notes at par, which was funded using operational cash flow and borrowings under the revolving credit line of the Company’s credit facility.

Accrued interest payable at December 31, 2012 and 2011 was $5.0 million and $5.6 million, respectively, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

$925 Million Credit Facility

On August 1, 2011, the Company refinanced its previous $1.0 billion credit facility by entering into a $925 million senior secured credit facility by and among the Company, certain subsidiaries of the Company party thereto, as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent (the “$925 million credit facility”). The $925 million credit facility consists of the following components: (a) a $525.0 million senior secured revolving credit facility, of which $200.0 million was drawn at closing, and includes a $75.0 million letter of credit sublimit and a $50.0 million sublimit for swingline loans, and (b) a $400.0 million senior secured term loan facility, which was fully funded at closing. The $925 million credit facility also includes an accordion feature that will allow the Company to increase the facility by a total of up to $475.0 million, subject to securing additional commitments from existing lenders or new lending institutions. The $925 million credit facility matures on August 1, 2015 and bears interest at an annual rate of LIBOR plus an adjustable margin based on the Company’s implied debt service coverage ratio, as defined in the agreement (the “Applicable Margin”) or the bank’s base rate plus the Applicable Margin. Interest on the Company’s borrowings is payable quarterly, in arrears, for base rate loans and at the end of each interest rate period for LIBOR-based loans. Principal is payable in full at maturity. The Company is required to pay a fee of 0.3% to 0.4% per year of the average unused portion of the $525 million revolving credit line. The purpose of the $925 million credit facility is for working capital, capital expenditures, and other corporate purposes.

As a result of the refinancing of the previous $1.0 billion credit facility, the Company wrote off $1.7 million of deferred financing costs during 2011, which are included in interest expense in the accompanying consolidated statements of operations.

On October 1, 2012, in connection with the Merger, the Company entered into a Second Amendment to Third Amended and Restated Credit Agreement (the “Amendment”) by and among the Company, as parent guarantor, RHP Hotel Properties, LP (a wholly-owned subsidiary of the Company), as borrower, certain subsidiaries of the Company party thereto, as guarantors, Bank of America, N.A., as administrative agent and other lenders party thereto. As a result of the Amendment, the REIT conversion, including, but not limited to, the Merger and the Marriott sale transaction, did not constitute a default under the $925 million credit facility. The Amendment, among other things, (i) permits dividends so long as the aggregate amount of all distributions to stockholders in a given fiscal year does not exceed 95% of our funds from operations (as defined in the $925 million credit facility) or to the extent necessary for the Company to maintain REIT status, (ii) allows the Company’s subsidiaries to lease its hotel properties, and (iii) updates the facility generally to permit the Company to restructure and operate its business as a REIT.

Under the Amendment, the Company’s subsidiary RHP Hotel Properties, LP (the “Borrower”) is the sole borrower under the $925 million credit facility. The $925 million credit facility is guaranteed by Ryman, each of the four wholly-owned subsidiaries that own the Gaylord Hotels, and certain other subsidiaries of Ryman. The $925 million credit facility is secured by (i) a first mortgage and lien on the real property of our Gaylord Hotels, (ii) pledges of equity interests in the subsidiaries of Ryman that own the Gaylord Hotels, (iii) pledges of equity interests in the Borrower, the guarantors (other than Ryman), and certain other subsidiaries of the Company, and (iv) the personal property of the Borrower, Ryman and the other guarantors. Advances are subject to a 55% borrowing base, based on the appraisal value of the hotel properties (reduced to 50% in the event a hotel property is sold).

In addition, the $925 million credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The material financial covenants, ratios or tests contained in the $925 million credit facility are as follows:

•	The Company must maintain a consolidated funded indebtedness to total asset value ratio as of the end of each calendar quarter of not more than .65 to 1.0.

•

The Company must maintain a consolidated tangible net worth of not less than $850.0 million plus 75% of the proceeds received by the Company or any of its subsidiaries in connection with any equity issuance, less such amounts paid in connection with the repurchase of common stock from TRT Holdings, Inc. (“TRT Holdings”) during August 2012.

•	The Company must maintain a consolidated fixed charge coverage ratio, as defined in the agreement, of not less than 1.75 to 1.00.

•

The Company must maintain an implied debt service coverage ratio (the ratio of adjusted net operating income to monthly principal and interest that would be required if the outstanding balance were amortized over 25 years at an assumed fixed rate) of not less than 1.60 to 1.00.

If an event of default shall occur and be continuing under the $925 million credit facility, the commitments under the $925 million credit facility may be terminated and the principal amount outstanding under the $925 million credit facility, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable. The $925 million credit facility is cross-defaulted to the Company’s other indebtedness.

As of December 31, 2012, $545.0 million of borrowings were outstanding under the $925 million credit facility, and the lending banks had issued $8.0 million of letters of credit under the facility for the Company, which left $372.0 million of availability under the credit facility (subject to the satisfaction of debt incurrence tests under the indentures governing our senior notes).

3.75% Convertible Senior Notes

In 2009, the Company issued $360 million of 3.75% Convertible Senior Notes. The Convertible Notes have a maturity date of October 1, 2014, and interest is payable semiannually in cash in arrears on April 1 and October 1. The Convertible Notes are convertible, under certain circumstances as described below, at the holder’s option, into shares of the Company’s common stock. As a result of the Company’s declaration of the special dividend paid to stockholders on December 21, 2012, pursuant to anti-dilution provisions included in the indenture for the Convertible Notes, the conversion rate of the Convertible Notes was adjusted to 44.4492 shares of common stock per $1,000 principal amount of Convertible Notes on November 8, 2012, which is equivalent to a conversion price of approximately $22.50 per share. The Company may elect, at its option, to deliver shares of its common stock, cash or a combination of cash and shares of its common stock in satisfaction of its obligations upon conversion of the Convertible Notes. The Company intends to settle the face value of the Convertible Notes in cash.

The Convertible Notes are convertible under any of the following circumstances: (1) during any calendar quarter (and only during such calendar quarter), if the closing price of the Company’s common stock for at least 20 trading days during the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the applicable conversion price per share of common stock on the last trading day of such preceding calendar quarter; (2) during the ten business day period after any five consecutive trading day period in which the Trading Price (as defined in the indenture for the Convertible Notes) per $1,000 principal amount of the Convertible Notes, as determined following a request by a Convertible Note holder, for each day in such five consecutive trading day period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate, subject to certain procedures; (3) if specified corporate transactions or events occur; or (4) at any time on or after July 1, 2014, until the second scheduled trading day immediately preceding October 1, 2014. Based on the Company’s stock price during the three months ended December 31, 2012, the first condition permitting conversion of the Convertible Notes was satisfied and, thus, the Convertible Notes are currently convertible through March 31, 2013. At this time, the Company has not processed any of the Convertible Notes for conversion. Based on the Company’s borrowing capacity under the $925 million credit facility as of December 31, 2012, $203.4 million of the Convertible Notes has been classified as long-term debt in the accompanying consolidated balance sheet as of December 31, 2012.

The Convertible Notes are general unsecured and unsubordinated obligations of the Company and rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness, which prior to January 17, 2013 included the Company’s 6.75% senior notes due 2014, and senior in right of payment to all of its future subordinated indebtedness, if any. The Convertible Notes will be effectively subordinated to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness.

The Convertible Notes are guaranteed on a senior unsecured basis by the Company’s subsidiaries that are borrowers under or guarantors of the $925 million credit facility. Each guarantee will rank equally in right of payment with such subsidiary guarantor’s existing and future senior unsecured indebtedness and senior in right of payment to all future subordinated indebtedness, if any, of such subsidiary guarantor. The Convertible Notes will be effectively subordinated to any secured indebtedness and effectively subordinated to all indebtedness and other obligations of the Company’s subsidiaries that do not guarantee the Convertible Notes.

Upon a Fundamental Change (as defined in the indenture for the Convertible Notes), holders may require the Company to repurchase all or a portion of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus any accrued and unpaid interest, if any, thereon to (but excluding) the Fundamental Change Repurchase Date (as defined in the indenture for the Convertible Notes). The Convertible Notes are not redeemable at the Company’s option prior to maturity. The Company does not believe that the REIT conversion resulted in a Fundamental Change.

The Company accounts for the liability (debt) and the equity (conversion option) components of the Convertible Notes in a manner that reflects the Company’s nonconvertible debt borrowing rate. Accordingly, the Company recorded a debt discount and corresponding increase to additional paid-in capital of $68.0 million as of the date of issuance. In addition, transaction costs of approximately $10.0 million were proportionally allocated between the liability and equity components. The Company is amortizing the debt discount utilizing the effective interest method over the life of the Convertible Notes, which increases the effective interest rate of the Convertible Notes from its coupon rate of 3.75% to 8.46%. During 2012, 2011 and 2010, the Company incurred cash interest expense of $13.5 million relating to the interest coupon on the Convertible Notes and non-cash interest expense of $13.8 million, $12.7 million and $11.7 million, respectively, related to the amortization of the debt discount on the Convertible Notes.

Concurrently with the offering of the Convertible Notes, the Company entered into convertible note hedge transactions with respect to its common stock (the “Purchased Options”) with counterparties affiliated with the initial purchasers of the Convertible Notes, for purposes of reducing the potential dilutive effect upon conversion of the Convertible Notes. As a result of the Company’s declaration of the special dividend paid to stockholders on December 21, 2012, pursuant to anti-dilution provisions included in the indenture for the Convertible Notes, the strike price of the Purchased Options was adjusted to $22.50 per share of the Company’s common stock (the same as the conversion price of the Convertible Notes) and is subject to certain customary adjustments. The Purchased Options cover, subject to anti-dilution adjustments substantially similar to the Convertible Notes, approximately 16.0 million shares of common stock. The Company may settle the Purchased Options in shares, cash or a combination of cash and shares, at its option. The cost of the Purchased Options was approximately $76.7 million, which was recorded as a reduction to additional paid-in capital. The Purchased Options will expire on October 1, 2014.

Separately and concurrently with entering into the Purchased Options, the Company also entered into warrant transactions whereby it sold warrants to each of the hedge counterparties to acquire, after anti-dilution adjustments similar to the adjustments of the Convertible Notes and Purchased Options, up to approximately 16.0 million shares of common stock at an exercise price of $27.00 per share, subject to anti-dilution adjustments. The warrants may only be settled in shares of the Company’s common stock. The aggregate proceeds from the warrant transactions were approximately $43.7 million, which was recorded as an increase to additional paid-in capital.

The Company’s net proceeds from the issuance of the Convertible Notes totaled approximately $317.1 million, after deducting discounts, commissions and offering expenses payable by the Company (including the net cost of the convertible note hedge transactions entered into in connection with the offering of the Convertible Notes). The Company used the majority of these proceeds, together with cash on hand, to purchase, redeem or otherwise acquire all of its 8% senior notes originally due 2013. The remaining balance of the net proceeds is for general corporate purposes, which may include acquisitions, potential expansions or ongoing maintenance of the Company’s existing hotel properties, investments, or the repayment or refinancing of all or a portion of any of the Company’s outstanding indebtedness.

6.75% Senior Notes

In 2004, the Company completed its offering of $225 million in aggregate principal amount of senior notes due 2014 (the “6.75% Senior Notes”). The interest rate of these notes is 6.75%. The 6.75% Senior Notes were scheduled to mature on November 15, 2014, and bore interest semi-annually in cash in arrears on May 15 and November 15 of each year. The 6.75% Senior Notes were redeemable, in whole or in part by the Company, at any time on or after November 15, 2009 at a designated redemption amount, plus accrued and unpaid interest. The 6.75% Senior Notes ranked equally in right of payment with the Company’s other unsecured unsubordinated debt, but were effectively subordinated to all of the Company’s secured debt to the extent of the assets securing such debt. The 6.75% Senior Notes were fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by generally all of the Company’s active domestic subsidiaries.

The 6.75% Senior Notes indenture contained certain covenants which, among other things, limited the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, capital expenditures, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The 6.75% Senior Notes were cross-defaulted to the Company’s other indebtedness.

During 2010, the Company repurchased $28.5 million in aggregate principal amount of its outstanding 6.75% Senior Notes for $27.0 million. After adjusting for deferred financing costs and other costs, the Company recorded a pre-tax gain of $1.3 million as a result of the repurchase, which is recorded as a net gain on extinguishment of debt in the accompanying consolidated statements of operations.

The Company redeemed at par on January 17, 2013 all of its outstanding 6.75% Senior Notes, which was funded using operational cash flow and borrowings under the revolving credit line of the Company’s $925 million credit facility. As a result of this redemption, the Company will write off $0.5 million of deferred financing costs in the first quarter of 2013.

8. Derivative Financial Instruments

The Company is exposed to certain risks relating to its ongoing business operations. The primary risks managed by using derivative instruments are interest rate risk and commodity price risk. From time to time, interest rate swaps have been entered into to manage interest rate risk associated with portions of the Company’s fixed and variable rate borrowings. From time to time, natural gas price swaps have been entered into to manage the price risk associated with forecasted purchases of natural gas and electricity used by the Company’s hotels. The Company has designated its interest rate swaps as cash flow hedges of variable rate borrowings and natural gas price swaps as cash flow hedges of forecasted purchases of natural gas and electricity. All of the Company’s derivatives have been held for hedging purposes. The Company does not engage in speculative transactions, nor does it hold or issue financial instruments for trading purposes. All of the counterparties to the Company’s derivative agreements have been financial institutions with at least investment grade credit ratings. Commencing in 2013, the Company’s ability to engage is such transactions may be limited by REIT requirements.

Cash Flow Hedging Strategy

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings (e.g., in “interest expense” when the hedged transactions are interest cash flows associated with variable rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, or ineffectiveness, if any, is recognized in the statement of operations during the current period. The Company assesses the correlation of the terms of these derivatives with the terms of the underlying hedged items on a quarterly basis.

At December 31, 2012 and 2011, the Company had no variable to fixed interest rate swap contracts. The interest rate swap agreement previously utilized by the Company until its expiration on July 25, 2011 effectively modified the Company’s exposure to interest rate risk by converting $500.0 million, or 71%, of the Company’s variable rate debt outstanding under the term loan portion of the Company’s former $1.0 billion credit facility to a weighted average fixed rate of 3.94% plus the applicable margin on these borrowings, thus reducing the impact of interest rate changes on interest expense. This agreement involved the receipt of variable rate amounts in exchange for fixed rate interest payments through July 25, 2011, without an exchange of the underlying principal amount. The critical terms of the swap agreements matched the critical terms of the borrowings under the term loan portion of the $1.0 billion credit facility. Therefore, the Company designated these interest rate swap agreements as cash flow hedges. As the terms of these derivatives matched the terms of the underlying hedged items, there was no gain (loss) from ineffectiveness recognized in income on derivatives.

At December 31, 2012 and 2011, the Company had no variable to fixed natural gas price swap contracts. The Company previously entered into natural gas price swap contracts to manage the price risk associated with a portion of the Company’s forecasted purchases of natural gas and electricity used by the Company’s hotels. The objective of the hedge was to reduce the variability of cash flows associated with the forecasted purchases of these commodities. At December 31, 2010, the Company had 36 variable to fixed natural gas price swap contracts that matured from January 2011 to December 2011 with an aggregate notional amount of approximately 1,031,000 dekatherms. The Company designated these natural gas price swap contracts as cash flow hedges.

The Company previously entered into six natural gas price swap contracts that were scheduled to mature from July 2010 to December 2010 to manage the price risk associated with a portion of the forecasted purchases of natural gas to be used at Gaylord Opryland. As a result of the Nashville Flood discussed above, the majority of these purchases were not going to be made. During June 2010, the Company terminated these contracts and received $0.1 million in cash, which is recorded in other gains and losses in the accompanying consolidated statements of operations for 2010.

The effect of derivative instruments on the statement of operations for the years ended December 31 is as follows (in thousands):

	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)				Amount Reclassified from Accumulated OCI into Income
Derivatives in Cash Flow Hedging Relationships	2012	2011	2010	Location of Amount Reclassified from Accumulated OCI into Income	2012	2011	2010

Interest rate swaps	$—	$(447)	$(6,720)	Interest expense, net of amounts capitalized	$—	$12,674	$20,154
Natural gas swaps	—	(533)	(521)	Operating costs	—	759	295

Total	$—	$(980)	$(7,241)	Total	$—	$13,433	$20,449

		Amount of Gain Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments	Location of Gain Recognized in Income on Derivatives	2012	2011	2010

Natural gas swaps	Other gains and (losses), net	$—	$—	$202

9. Stock Plans

The Company’s Amended and Restated 2006 Omnibus Incentive Plan (the “Plan”) permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other share-based awards to its directors, employees and consultants. Prior to the Company’s declaration and payment of the special dividend on December 21, 2012, the Plan permitted the Company to issue up to 5,690,000 shares of common stock, with a limit of 2,300,000 shares available for awards other than options or stock appreciation rights, plus the number of shares with respect to awards outstanding on May 5, 2011 that were granted under the Company’s 1997 Omnibus Stock Option and Incentive Plan and which terminate, expire unexercised, or are settled in cash, forfeited or cancelled without the delivery of shares after May 5, 2011 (and such awards other than stock options or stock appreciation rights increase the limit on awards other than stock options or stock appreciation rights).

Pursuant to the terms of the Plan and the award agreements thereunder, as a result of the Company’s declaration and payment of the special dividend on December 21, 2012, the number of shares available for future grants of awards pursuant to the Plan and the number of shares issuable pursuant to outstanding awards granted under the Plan were adjusted in the fourth quarter of 2012. As a result, at December 31, 2012, 4,590,374 shares of common stock remained available for issuance pursuant to future grants of awards under the 2006 Plan (with a limit of 1,128,389 shares available for awards other than stock options or stock appreciation rights). In addition, the number of shares subject to stock options outstanding as of November 8, 2012, was increased and the exercise price decreased by a ratio of the closing price of the Company’s common stock on the New York Stock Exchange on November 7, 2012 to the opening price on November 8, 2012. The Company granted additional restricted stock units in the amount of 0.1848 share for each share subject to restricted stock units outstanding as of December 21, 2012. For more information concerning the special dividend, see Note 2. The Company anticipates that cash dividends paid on its common stock will result in rights to cash or additional restricted stock units to the holders of restricted stock units, which in either case will be subject to the same restrictions and payment timing as the underlying restricted stock unit award.

Stock option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant and generally expire ten years after the date of grant. Generally, stock options granted to non-employee directors are exercisable after one year from the date of grant, while options granted to employees are exercisable one to four years from the date of grant. The Company records compensation expense equal to the fair value of each stock option award granted on a straight line basis over the option’s vesting period. The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing formula that uses the assumptions noted in the following table. Because the Black-Scholes-Merton option pricing formula incorporates ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate expected option exercise and employee termination patterns within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The weighted average for key assumptions used in determining the fair value of options granted in the period ended December 31 are as follows:

	2012	2011	2010
Expected volatility	70.6% - 70.6%	68.2% - 68.2%	67.1% - 68.1%
Weighted-average expected volatility	70.6%	68.2%	67.1%
Expected dividends	—	—	—
Expected term (in years)	5.2 - 5.2	5.1 - 5.1	4.9 - 5.1
Risk-free rate	0.9% - 0.9%	2.1% - 2.1%	1.3% - 2.6%

A summary of stock option activity under the Company’s equity incentive plans as of December 31, 2012 and changes during the year ended December 31, 2012 is presented below:

Stock Options	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2012 (1)	3,088,519	$22.90
Granted	168,916	24.40
Exercised	(1,687,918)	19.97
Canceled	(393,871)	26.74

Outstanding at December 31, 2012	1,175,646	26.02

Exercisable at December 31, 2012	764,693	28.52

(1)	As a result of the Company’s declaration of the special dividend on November 2, 2012, the number of shares subject to and the exercise price of option awards outstanding as of November 8, 2012, were adjusted. The number of stock options and the weighted average exercise price of stock options provided in the table reflect such adjustments.

The weighted average remaining contractual term of options outstanding and exercisable as of December 31, 2012 was 5.0 and 3.5 years, respectively. The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2012 was $15.3 million and $8.3 million, respectively. The weighted-average grant-date fair value of options granted during 2012, 2011, and 2010 was $14.34, $15.96, and $9.40, respectively. The total intrinsic value of options exercised during 2012, 2011, and 2010 was $21.5 million, $2.4 million, and $7.5 million, respectively.

The Plan also provides for the award of restricted stock and restricted stock units (“Restricted Stock Awards”). Restricted Stock Awards granted to employees vest one to four years from the date of grant, and Restricted Stock Awards granted to non-employee directors vest after one year from the date of grant. The fair value of Restricted Stock Awards is determined based on the market price of the Company’s stock at the date of grant. The Company generally records compensation expense equal to the fair value of each Restricted Stock Award granted over the vesting period. The weighted-average grant-date fair value of Restricted Stock Awards granted during 2012, 2011, and 2010 was $33.57, $33.26, and $21.97, respectively.

In addition, during 2012, the Company granted 104,500 restricted stock units to certain members of its management team which may vest in 2015 based on the level of performance during the performance period and subject to continued employment. The number of awards that will ultimately vest is based on the Company’s total shareholder return over the three-year performance period ended December 31, 2014 relative to the total shareholder return of the Russell 2000 Index during the same period. The weighted-average grant date fair value of $39.88 per award was determined using a Monte Carlo simulation model, which assumed a risk-free rate of 0.54%, an expected life of 3.0 years and historical volatilities that ranged from 15% to 238%. As these awards include a market condition, the Company records compensation expense for these awards based on the grant date fair value of the award recognized ratably over the measurement period.

During 2011, the Company granted 67,400 restricted stock units to certain members of its management team which may vest in 2014. The number of awards that will ultimately vest will be based on Company performance relative to the annual budgets approved by the Company’s board of directors. The Company will not begin recognizing compensation cost for these awards until the first quarter of 2013 when the 2013 budget is approved and the key terms and conditions of the awards will be deemed to be established and a grant date will have occurred.

A summary of the status of the Company’s Restricted Stock Awards as of December 31, 2012 and changes during the year ended December 31, 2012, is presented below:

Restricted Stock Awards	Shares	Weighted Average Grant-Date Fair Value
Nonvested shares at January 1, 2012	633,647	$25.15
Granted (1)	506,470	33.57
Vested	(214,598)	20.80
Canceled	(350,586)	29.28

Nonvested shares at December 31, 2012	574,933	31.49

(1)	As a result of the Company’s payment of the special dividend on December 21, 2012, the Company awarded approximately 91,000 additional restricted stock units as an adjustment to outstanding restricted stock units. The additional restricted stock units are not included in the calculation of the weighted average grant-date fair value of awards granted in 2012.

The fair value of all Restricted Stock Awards that vested during 2012, 2011 and 2010 was $15.6 million, $3.3 million and $2.5 million, respectively.

Under its long term incentive plan for key executives (“LTIP”) pursuant to the Plan, in February 2008, the Company granted selected executives and other key employees 449,500 restricted stock units (“LTIP Restricted Stock Units”). The LTIP Restricted Stock Units initially vested to the extent performance criteria were satisfied at the end of their four-year term. On September 3, 2010, the Company and certain executives entered into amendments to certain of the LTIP Restricted Stock Unit award agreements. As amended, the LTIP Restricted Stock Units vested as follows: 25% of the LTIP Restricted Stock Units vested on the date of amendment; 50% of the LTIP Restricted Stock Units vested on February 4, 2012 based on the extent to which the performance criteria specified in the original award agreement were satisfied (consistent with the original terms of the award agreements); and 25% of the LTIP Restricted Stock Units vested on December 31, 2012. As a result of the amendments to the LTIP Restricted Stock Unit award agreements during 2010, the Company recorded additional compensation cost of $2.8 million. The Company recorded compensation expense equal to the fair value of all of the LTIP Restricted Stock Units granted on a straight-line basis over the requisite service period for each separately vesting portion of the awards. The fair value of the LTIP Restricted Stock Units was determined based on the market price of the Company’s stock at the date of grant for the performance-based awards and based on the market price of the Company’s stock at the date of the amendments for the time-based awards.

Summaries of the status of the Company’s LTIP Restricted Stock Units as of December 31, 2012 and changes during the year ended December 31, 2012, are presented below:

LTIP Restricted Stock Units	Shares	Weighted Average Grant-Date Fair Value
Nonvested shares at January 1, 2012	281,500	$30.48
Granted (1)	11,182	—
Vested	(273,307)	30.48
Canceled	(19,375)	30.48

Nonvested shares at December 31, 2012	—	—

(1)	LTIP restricted stock units granted during 2012 represent additional restricted stock units granted to adjust the number of outstanding awards as a result of the Company’s payment of the special dividend on December 21, 2012. These additional restricted stock units are not included in the calculation of the weighted average grant-date fair value of awards granted in 2012.

As of December 31, 2012, there was $13.8 million of total unrecognized compensation cost related to stock options and restricted stock units granted under the Company’s equity incentive plans. That cost is expected to be recognized over a weighted-average period of 1.9 years.

In connection with the termination of certain employee positions as a result of the REIT conversion discussed in Note 2, the Company has cancelled or will cancel approximately 167,500 stock options with a weighted average exercise price of $22.02 and approximately 401,000 restricted stock units with a weighted average grant date fair value of $29.76 per award. The Company reversed approximately $2.1 million in compensation costs as a result of these cancellations during 2012.

The compensation cost that has been charged against pre-tax income for all of the Company’s stock-based compensation plans, including the reversal of compensation costs discussed above, was $9.0 million, $10.2 million, and $10.1 million for 2012, 2011, and 2010, respectively. The total income tax benefit recognized in the accompanying consolidated statements of operations for all of the Company’s stock-based employee compensation plans was $3.2 million, $3.7 million, and $3.6 million for 2012, 2011, and 2010, respectively.

Cash received from option exercises under all stock-based employee compensation arrangements for 2012, 2011, and 2010 was $25.1 million, $4.5 million, and $25.7 million, respectively. The actual tax benefit realized from exercise, vesting or cancellation of the stock-based employee compensation arrangements during 2012, 2011, and 2010 totaled $5.2 million, $0.7 million, and $2.3 million, respectively, and is reflected as an adjustment to either additional paid-in capital in the accompanying consolidated statements of stockholders’ equity or deferred tax asset.

Prior to October 1, 2012, the Company also had an employee stock purchase plan whereby substantially all employees were eligible to participate in the purchase of designated shares of the Company’s common stock. Participants in the plan purchased these shares at a price equal to 95% of the closing price at the end of each quarterly stock purchase period. The Company issued 7,415, 15,098, and 13,044 shares of common stock at an average price per share of $34.04, $24.41, and $27.16 during 2012, 2011, and 2010 respectively.

10. Retirement Plans

Prior to January 1, 2001, the Company maintained a noncontributory defined benefit pension plan in which substantially all of its employees were eligible to participate upon meeting the pension plan’s participation requirements. The benefits were based on years of service and compensation levels. On January 1, 2001 the Company amended its defined benefit pension plan to determine future benefits using a cash balance formula. On December 31, 2000, benefits credited under the plan’s previous formula were frozen. Under the cash formula, each participant had an account which was credited monthly with 3% of qualified earnings and the interest earned on their previous month-end cash balance. In addition, the Company included a “grandfather” clause which assures that those participating at January 1, 2001 will receive the greater of the benefit calculated under the cash balance plan and the benefit that would have been payable if the defined benefit plan had remained in existence. The benefit payable to a terminated vested participant upon retirement at age 65, or as early as age 55 if the participant had 15 years of service at the time the plan was frozen, is equal to the participant’s account balance, which increases with interest credits over time. At retirement, the employee generally receives the balance in the account as a lump sum. The funding policy of the Company is to contribute annually an amount which equals or exceeds the minimum required by applicable law. On December 31, 2001, the plan was frozen such that no new participants were allowed to enter the plan and existing participants were no longer eligible to earn service credits.

As a result of increased lump-sum distributions during 2012 due to the transfer of a large number of the Company’s employees to Marriott, a net settlement charge of $2.0 million was recognized in 2012. As the increased lump-sum distributions were a result of the REIT conversion discussed in Note 2, the Company has classified the net settlement loss as REIT conversion costs in the accompanying consolidated statements of operations.

The following table sets forth the funded status at December 31 (amounts in thousands):

	2012	2011
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year	$92,575	$80,278
Interest cost	3,655	4,151
Actuarial loss	5,998	13,402
Benefits paid	(5,844)	(5,256)

Benefit obligation at end of year	96,384	92,575

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year	62,265	66,687
Actual return on plan assets	9,061	(1,692)
Employer contributions	4,129	2,526
Benefits paid	(5,844)	(5,256)

Fair value of plan assets at end of year	69,611	62,265

Funded status and accrued pension cost	$(26,773)	$(30,310)

Net periodic pension expense reflected in the accompanying consolidated statements of operations included the following components for the years ended December 31 (amounts in thousands):

	2012	2011	2010

Interest cost	$3,655	$4,151	$4,229
Expected return on plan assets	(4,808)	(5,280)	(4,783)
Recognized net actuarial loss	3,611	2,404	2,283
Net settlement loss	1,960	—	—

Total net periodic pension expense	$4,418	$1,275	$1,729

Assumptions

The weighted-average assumptions used to determine the benefit obligation at December 31 are as follows:

	2012	2011	2010

Discount rate	3.60%	4.13%	5.28%
Rate of compensation increase	N/A	N/A	N/A
Measurement date	12/31/2012	12/31/2011	12/31/2010

The weighted-average assumptions used to determine the net periodic pension expense for years ended December 31 are as follows:

	2012	2011	2010

Discount rate	3.98%	5.28%	5.84%
Rate of compensation increase	N/A	N/A	N/A
Expected long-term rate of return on plan assets	7.50%	8.00%	8.00%
Measurement date	12/31/2012	12/31/2011	12/31/2010

The rate of increase in future compensation levels was not applicable for any reported years due to the Company amending the plan to freeze the cash balance benefit as described above.

The Company determines the overall expected long-term rate of return on plan assets based on its estimate of the return that plan assets will provide over the period that benefits are expected to be paid out. In preparing this estimate, the Company assesses the rates of return on each targeted allocation of plan assets, return premiums generated by portfolio management, and advice from its third-party actuary and investment consultants. The expected return on plan assets is a long-term assumption and generally does not significantly change annually. While historical returns are considered, the rate of return assumption is primarily based on projections of expected returns, using economic data and financial models to estimate the probability of returns. The probability distribution of annualized returns for the portfolio using current asset allocations is used to determine the expected range of returns for a ten-to-twenty year horizon. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect the Company’s pension obligations and expense.

Plan Assets

The plan’s overall strategy is to achieve a rate of return necessary to fund benefit payments by utilizing a variety of asset types, investment strategies and investment managers. The plan seeks to achieve a real long-term rate of return over inflation resulting from income, capital gains, or both, which assists the plan in meeting its long-term objectives.

The long-term target allocations for the plan’s assets are 42.75% domestic equity, 11.25% international equity, 41.50% fixed income and 4.50% cash. Equity securities primarily include large cap and mid cap companies. Fixed income securities primarily include corporate bonds of companies in diversified industries, mortgage-backed securities and U.S. Treasuries. Investments in hedge funds and private equity funds are not held by the plan.

The allocation of the defined benefit pension plan’s assets as of the respective measurement date for each year, by asset class, are as follows (amounts in thousands):

Asset Class	2012	2011

Cash	$5,369	$1,715
Equity securities
U.S. Large Cap (a)	21,039	18,584
U.S. Mid Cap (a)	7,482	6,915
International (b)	7,313	6,929
Core fixed income (c)	21,687	21,466
High-yield fixed income (d)	6,721	6,656

Total	$69,611	$62,265

(a)	Consists of actively-managed domestic equity mutual funds. Underlying holdings are diversified by sector and industry.
(b)	Consists of an actively-managed international equity mutual fund. Underlying holdings are diversified by country, sector and industry. The fund may invest a portion of its assets in emerging markets, which entails additional risk.
(c)	Consists of an actively-managed fixed income mutual fund. The fund predominantly invests in investment-grade bonds of U.S. issuers from diverse sectors and industries. The fund also invests in government-backed debt. The fund can invest a portion of its assets in below-investment grade debt and non-U.S. debt, which entails additional risk.
(d)	Consists of actively-managed high-yield fixed income mutual funds. The funds invest in investment grade and below-investment grade bonds, with a focus on below-investment grade bonds of U.S. issuers. Underlying holdings are diversified by sector and industry. The funds can invest a portion of its assets in the debt of non-U.S. issuers, which entails additional risk.

All of the assets held by the plan consist of mutual funds traded in an active market. The Company determined the fair value of these mutual funds based on the net asset value per unit of the funds or the portfolio, which is based upon quoted market prices in an active market. Therefore, the Company has categorized these investments as Level 1.

Periodically, and based on market conditions, the entire account is rebalanced to maintain the desired allocation and the investment policy is reviewed. Within each asset class, plan assets are allocated to various investment styles. Professional managers manage all assets of the plan and professional advisors assist the plan in the attainment of its objectives.

Expected Contributions and Benefit Payments

The Company expects to contribute $1.6 million to its defined benefit pension plan in 2013. Based on the Company’s assumptions discussed above, the Company expects to make the following estimated future benefit payments under the plan during the years ending December 31 (amounts in thousands):

2013	$3,183
2014	3,793
2015	4,735
2016	3,949
2017	4,555
2018 - 2022	30,384

Other Information

The Company also maintains non-qualified retirement plans (the “Non-Qualified Plans”) to provide benefits to certain key employees. The Non-Qualified Plans are not funded and the beneficiaries’ rights to receive distributions under these plans constitute unsecured claims to be paid from the Company’s general assets. At December 31, 2012, the Non-Qualified Plans’ projected benefit obligations and accumulated benefit obligations were $16.0 million.

The Company’s accrued cost related to its qualified and non-qualified retirement plans of $42.8 million and $45.5 million at December 31, 2012 and 2011, respectively, is included in other long-term liabilities in the accompanying consolidated balance sheets. The 2012 decrease in the deferred net loss related to the Company’s retirement plans resulted in a increase in equity of $1.9 million, net of taxes of $1.1 million. The 2011 increase in the deferred net loss related to the Company’s retirement plans resulted in a decrease in equity of $12.8 million, net of taxes of $7.2 million. The 2010 increase in the deferred net loss related to the Company’s retirement plans resulted in an decrease in equity of $1.5 million, net of taxes of $0.8 million. The 2012, 2011 and 2010 adjustments to equity due to the change in the minimum liability are included in other comprehensive loss in the accompanying consolidated statements of stockholders’ equity.

The net gain recognized in other comprehensive income for the year ended December 31, 2012 was $3.0 million. Included in accumulated other comprehensive loss at December 31, 2012 are unrecognized actuarial losses of $47.6 million ($30.5 million net of tax) that have not yet been recognized in net periodic pension expense. The net loss recognized in other comprehensive income for the year ended December 31, 2011 was $20.0 million. Included in accumulated other comprehensive loss at December 31, 2011 are unrecognized actuarial losses of $50.6 million ($32.4 million net of tax) that have not yet been recognized in net periodic pension expense. The estimated actuarial loss for the retirement plans included in accumulated other comprehensive loss that will be amortized from accumulated other comprehensive loss into net periodic pension expense over the next fiscal year is $1.3 million.

The Company also has contributory retirement savings plans in which substantially all employees are eligible to participate. Effective January 1, 2010, the Company contribution is 100% of the amount of the employee’s contribution, up to 4% of the employee’s salary. In addition, effective January 1, 2002, the Company may contribute up to 2% of the employee’s salary, based upon the Company’s financial performance. Company contributions under the retirement savings plans were $4.7 million, $6.0 million, and $4.9 million for 2012, 2011 and 2010, respectively.

In addition, the Company maintains a non-qualified contributory deferred compensation plan that allows for certain highly compensated employees to defer a portion of their eligible compensation until a later date. The plan is considered an unfunded and unsecured plan for IRS and ERISA purposes, but the Company has set up a separate trust in which the plan’s assets are held. The trust maintains individual accounts for each participant, but the plan’s assets held in the trust are considered general assets of the Company and are available to satisfy the claims of general creditors in the event of a bankruptcy. The plan allows for the Company to make matching contributions up to 4% of the employee’s salary, reduced by the amount of matching contributions made to the retirement savings plan described above. Company contributions under the deferred compensation plan were $0.7 million, $0.2 million, and $0.1 million for 2012, 2011 and 2010, respectively.

11. Postretirement Benefits Other Than Pensions

The Company sponsors unfunded defined benefit postretirement health care and life insurance plans for certain employees. The Company contributes toward the cost of health insurance benefits and contributes the full cost of providing life insurance benefits. In order to be eligible for these postretirement benefits, an employee must retire after attainment of age 55 and completion of 15 years of service, or attainment of age 65 and completion of 10 years of service. The Company’s Benefits Trust Committee determines retiree premiums.

Effective January 1, 2011, the plan options available to new retirees under these plans changed. All retirees subsequent to that date must participate in single plan option. The Company’s benefit obligation decreased $1.1 million during 2011 as a result of this amendment. In connection with the Company’s transition to a REIT, the Company changed the benefits that will be available to retirees as of January 1, 2013. As a result of this amendment, the Company’s benefit obligation decreased $16.5 million during 2012.

The following table reconciles the change in benefit obligation of the postretirement plans to the accrued postretirement liability as reflected in other liabilities in the accompanying consolidated balance sheets at December 31 (amounts in thousands):

	2012	2011
Benefit obligation at beginning of year	$24,621	$19,937
Service cost	42	46
Interest cost	790	1,052
Actuarial loss	958	5,492
Amendments	(16,508)	(1,075)
Benefits paid	(1,156)	(831)

Benefit obligation at end of year	$8,747	$24,621

Net postretirement benefit expense reflected in the accompanying consolidated statements of operations included the following components for the years ended December 31 (amounts in thousands):

	2012	2011	2010
Service cost	$42	$46	$51
Interest cost	790	1,052	1,045
Amortization of net actuarial loss	491	2	—
Amortization of prior service cost	(682)	(678)	(244)
Curtailment gain	(310)	—	—

Net postretirement benefit expense	$331	$422	$852

The weighted-average assumptions used to determine the benefit obligation at December 31 are as follows:

	2012	2011	2010
Discount rate	3.08%	4.21%	5.29%
Measurement date	12/31/2012	12/31/2011	12/31/2010

The weighted-average assumptions used to determine the net postretirement benefit expense for years ended December 31 are as follows:

	2012	2011	2010
Discount rate	3.92%	5.29%	5.77%
Measurement date	12/31/2012	12/31/2011	12/31/2010

The Company expects to contribute $0.9 million to the plan in 2013. Based on the Company’s assumptions discussed above, the Company expects to make the following estimated future benefit payments under the plan during the years ending December 31 (amounts in thousands):

2013	$864
2014	818
2015	776
2016	733
2017	701
2018-2022	2,854

The net loss, amortization of net loss, prior service credit, amortization of prior service credit, and curtailment gain recognized in other comprehensive income for 2012 was $1.0 million, $0.5 million, $16.5 million, $0.7 million, and $0.3 million, respectively. Included in accumulated other comprehensive loss at December 31, 2012 are the following amounts that have not yet been recognized in net postretirement benefit expense: unrecognized actuarial losses of $6.5 million ($4.2 million net of tax) and unrecognized prior service credits of $16.2 million ($10.4 million net of tax). The net loss, prior service credit and amortization of prior service credit recognized in other comprehensive income for 2011 was $5.5 million, $1.1 million, $0.7 million, respectively. Included in accumulated other comprehensive loss at December 31, 2011 are the following amounts that had not yet been recognized in net postretirement benefit expense: unrecognized actuarial losses of $6.0 million ($3.9 million net of tax) and unrecognized prior service credit of $0.7 million ($0.5 net of tax). The net loss and prior service credit for the postretirement plans included in accumulated other comprehensive loss that will be amortized from accumulated other comprehensive loss into net postretirement benefit expense over the next fiscal year is $0.4 million and $1.1 million, respectively.

The Company amended the plans effective December 31, 2001 such that only retirees currently receiving benefits under the plans and active employees whose age plus years of service total at least 60 and who have at least 10 years of service as of December 31, 2001 remain eligible.

12. Stockholders’ Equity

Dividends

Holders of common stock are entitled to one vote per share. In connection with the special dividend described in Note 2, on December 21, 2012 the Company paid stockholders an aggregate of $62.0 million in cash and issued 6,697,220 shares of the Company’s common stock.

In addition, to maintain its qualification as a REIT for federal income tax purposes, the Company must distribute at least 90% of its REIT taxable income each year. On December 17, 2012, the Company announced that its board of directors approved the Company’s current dividend policy pursuant to which the Company plans to pay a quarterly cash dividend to stockholders in an amount equal to an annualized payment of at least 50% of adjusted funds from operations (as defined by the Company) or 100% of REIT taxable income on an annual basis, whichever is greater. The declaration, timing and amount of dividends will be determined by future action of the Company’s board of directors. The dividend policy may be altered at any time by the Company’s board of directors.

Treasury Stock

On December 18, 2008, following approval by the Human Resources Committee and the Board of Directors, the Company and the Company’s Chairman of the Board of Directors and Chief Executive Officer (“Executive”) entered into an amendment to Executive’s employment agreement. The amendment provided Executive with the option of making an irrevocable election to invest his existing Supplemental Employee Retirement Plan (“SERP”) benefit in Company common stock, which election Executive subsequently made. The investment was made by a rabbi trust in which, during January 2009, the independent trustee of the rabbi trust purchased shares of Company common stock in the open market in compliance with applicable law. Executive is only entitled to a distribution of the Company common stock held by the rabbi trust in satisfaction of his SERP benefit. As such, the Company believes that the ownership of shares of common stock by the rabbi trust and the distribution of those shares to Executive in satisfaction of his SERP benefit meets the requirements necessary so that the Company will not recognize any increase or decrease in expense as a result of subsequent changes in the value of the Company common stock and the purchased shares are treated as treasury stock and the SERP benefit is included in additional paid-in capital in the Company’s accompanying consolidated financial statements.

Stock Repurchases

On August 6, 2012, the Company entered into a repurchase agreement with its largest stockholder, TRT Holdings, pursuant to which the Company repurchased 5.0 million shares of the Company’s common stock from TRT Holdings in a privately negotiated transaction for an aggregate purchase price of $185.4 million, which the Company funded with borrowings under the revolving credit line of the $925 million credit facility. The repurchased stock was cancelled by the Company and has been reflected as a reduction of retained earnings in the accompanying consolidated statement of stockholders’ equity. The Company obtained consents and amendments of the required lenders under the $925 million credit facility in order to accommodate this repurchase.

On December 17, 2012, the Company announced that its board of directors authorized a share repurchase program for up to $100 million of the Company’s common stock using cash on hand and borrowings under its revolving credit line. The repurchases are intended to be implemented through open market transactions on U.S. exchanges or in privately negotiated transactions, in accordance with applicable securities laws, and any market purchases will be made during open trading window periods or pursuant to any applicable Rule 10b5-1 trading plans. The timing, prices, and sizes of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock.

Common Stock Issuance

On August 23, 2012, the Company sold 846,469 shares (the “Option Shares”) of the Company’s common stock upon the exercise of the underwriter’s option granted pursuant to an underwriting agreement among the Company, TRT Holdings, and Deutsche Bank Securities, Inc. (the “Underwriter”) in connection with the secondary public offering of the remaining shares of the Company’s common stock held by TRT Holdings. The Option Shares were sold at a price to the public of $40.00 per share. The Company’s total net proceeds from the sale of the Option Shares, after offering expenses, were approximately $32.7 million.

Shareholder Rights Plan

The Company’s previous shareholder rights plan expired on August 12, 2012. The Company has amended its Corporate Governance Guidelines to include a policy with respect to shareholder rights plans, that provides that the Board may not adopt a rights plan unless either (i) stockholder approval has been obtained, or (ii) specified circumstances exist and stockholder approval is obtained within specified periods after adoption.

13. Income Taxes

The provision (benefit) for income taxes from continuing operations consists of the following (amounts in thousands):

	Years Ended December 31,
	2012	2011	2010
CURRENT:
Federal	$5,622	$612	$(39,210)
State	1,449	1,409	1,061

Total current provision (benefit)	7,071	2,021	(38,149)

DEFERRED:
Federal	(7,415)	4,162	(1,460)
State	(1,690)	1,237	(1,858)
Effect of tax law change	—	—	749

Total deferred provision (benefit)	(9,105)	5,399	(2,569)

Total provision (benefit) for income taxes	$(2,034)	$7,420	$(40,718)

Under the Patient Protection and Affordable Care Act, which became law on March 23, 2010, as amended by the Health Care and Education Reconciliation Act of 2010, which became law on March 30, 2010, the Company and other companies that receive a subsidy under Medicare Part D to provide retiree prescription drug coverage no longer receive a Federal income tax deduction for the expenses incurred in connection with providing the subsidized coverage to the extent of the subsidy received. Because future anticipated retiree health care liabilities and related subsidies were already reflected in the Company’s financial statements, this change required the Company to reduce the value of the related tax benefits recognized in its financial statements during the period the law was enacted. As a result, the Company recorded a one-time, non-cash tax charge of $0.7 million during 2010 to reflect the impact of this change.

The tax benefit associated with the exercise or cancellation of stock options and vesting or cancellation of restricted stock during the years 2012, 2011, and 2010 was $5.2 million, $0.7 million, and $2.3 million, respectively, and is reflected as an adjustment to either additional paid-in capital in the accompanying consolidated statements of stockholders’ equity, or deferred tax asset.

In addition to the income tax provision (benefit) discussed above, the Company recognized additional income tax provision (benefit) related to discontinued operations as discussed in Note 4 in the amounts of $0, $0.1 million, and $(2.9) million in 2012, 2011, and 2010, respectively.

The effective tax rate as applied to pre-tax income or loss from continuing operations differed from the statutory federal rate due to the following:

	Years Ended December 31,
	2012	2011	2010
U.S. federal statutory rate	35%	35%	35%
State taxes (net of federal tax benefit and change in valuation allowance)	–2%	18%	1%
Permanent items	–1%	0%	0%
Nondeductible compensation	–8%	0%	–1%
Nondeductible transaction costs	–23%	0%	0%
Federal tax credits	2%	–8%	1%
Federal valuation allowance	3%	–2%	–4%
Effect of tax law change	0%	0%	–1%
Unrecognized tax benefits	1%	–1%	0%

	7%	42%	31%

The decrease in the Company’s effective tax rate for 2012, as compared to 2011, was due primarily to increases in permanent tax adjustments related to nondeductible transaction costs associated with the Marriott sale transaction and compensation adjustments, partially offset by changes in the Company’s federal and state valuation allowance. The increase in the Company’s effective tax rate for 2011, as compared to 2010, resulted primarily from increases in state valuation allowances, increases in unrecognized tax benefits, and state taxes payable in relation to pre-tax income, partially offset by the impact of federal tax credits.

Provision is made for deferred federal and state income taxes in recognition of certain temporary differences in reporting items of income and expense for financial statement purposes and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows (amounts in thousands):

	2012	2011
DEFERRED TAX ASSETS:
Accounting reserves and accruals	$30,067	$32,521
Defined benefit plan	9,614	10,898
Investments in stock and derivatives	539	540
Deferred management rights proceeds	73,011	—
Rent escalation	27,086	24,574
Federal and State net operating loss carryforwards	16,946	113,015
Tax credits and other carryforwards	1,022	6,263
Investments in partnerships	3,778	3,323
Other assets	10,374	17,109

Total deferred tax assets	172,437	208,243
Valuation allowance	(18,347)	(19,222)

Total deferred tax assets, net of valuation allowance	154,090	189,021

DEFERRED TAX LIABILITIES:
Property and equipment, net	235,403	272,925
Goodwill and other intangibles	4,244	2,922
Other liabilities	3,381	12,752

Total deferred tax liabilities	243,028	288,599

Net deferred tax liabilities	$88,938	$99,578

As a result of the REIT conversion discussed in Note 2, in 2013, the Company will experience a one-time reversal through its statement of operations for deferred tax assets and liabilities that will no longer be subject to income taxes at the REIT level due to expected distributions. The Company estimates that during 2013 it will reverse approximately $124.4 million of net deferred tax liabilities.

The Company has no federal net operating loss or federal credit carryforwards at December 31, 2012. Federal charitable contribution carryforwards at December 31, 2012 totaled $1.1 million, resulting in a deferred tax benefit of $0.4 million, which will begin to expire in 2015. The use of certain federal deferred tax assets are limited to the future taxable earnings of the consolidated group. As a result, a valuation allowance has been provided for certain federal deferred tax assets, including charitable contribution carryforwards. The valuation allowance related to federal deferred tax assets decreased $0.5 million in 2012. State net operating loss carryforwards at December 31, 2012 totaled $413.7 million resulting in a deferred tax benefit of $16.9 million, which will expire between 2013 and 2030. State credit carryforwards at December 31, 2012 totaled $0.7 million and will begin to expire in 2013. The use of certain state net operating losses, credits and other state deferred tax assets are limited to the future taxable earnings of separate legal entities. As a result, a valuation allowance has been provided for certain state deferred tax assets, including loss carryforwards. The change in valuation allowance related to state deferred tax assets was $(0.3) million, $1.5 million, and $2.9 million in 2012, 2011 and 2010, respectively. Based on the expectation of future taxable income and scheduled reversal of deferred tax liabilities, management believes that it is more likely than not that the results of operations will generate sufficient taxable income to realize the deferred tax assets after giving consideration to the valuation allowance.

The Company and its subsidiaries file a consolidated federal income tax return and either separate or combined state income tax returns based on the jurisdiction. The Company has concluded Internal Revenue Service examinations through the 2001 tax year. For federal income tax purposes and substantially all the states with which the Company has nexus, the statute of limitations has expired through 2007. However, the Company had net operating loss carryforwards from closed years, which could be adjusted upon audit. The Company is currently under a federal income tax examination for the 2008, 2009 and 2010 tax years, but has not been notified of any other federal or state income tax examinations.

As of December 31, 2012, the Company had $13.2 million of unrecognized tax benefits, of which $6.7 million would affect the Company’s effective tax rate if recognized. The liability for unrecognized tax benefits is recorded in other long-term liabilities in the accompanying consolidated balance sheet. A reconciliation of the beginning and ending gross amount of unrecognized tax benefits (exclusive of interest and penalties) is as follows:

	2012	2011	2010
Unrecognized tax benefits at beginning of year	$14,141	$18,952	$16,123
Additions (reductions) based on tax positions related to the current year	7	(286)	3,084
Additions for tax positions of prior years	—	147	10,293
Reductions for tax positions of prior years	(986)	(4,672)	(10,548)

Unrecognized tax benefits at end of year	$13,162	$14,141	$18,952

Included in the balance at December 31, 2012 and 2011, are $6.5 million and $6.7 million, respectively, of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than future interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. The Company expects the amount of unrecognized tax benefits to decrease during the next twelve months, mainly due to the expiration of various statutes of limitations. The Company estimates the overall decrease in unrecognized tax benefits in the next twelve months will be approximately $13.1 million.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company recognized $0.2 million, $0.2 million and $0.8 million of interest and no penalties related to uncertain tax positions in the accompanying consolidated statements of operations for 2012, 2011 and 2010, respectively. As of December 31, 2012 and 2011, the Company has accrued $2.2 million and $2.1 million of interest, respectively and $0 and $0.1 million of penalties related to uncertain tax positions.

14. Commitments and Contingencies

Capital Leases

In the accompanying consolidated balance sheets, the following amounts of assets under capitalized lease agreements are included in property and equipment and other long-term assets and the related obligations are included in debt (amounts in thousands):

	2012	2011
Property and equipment	$3,748	$3,761
Other long-term assets	130	130
Accumulated depreciation	(1,952)	(1,411)

Net assets under capital leases	$1,926	$2,480

The Company entered into no capital leases during 2012.

Operating Leases

Rental expense related to continuing operations for operating leases was $16.2 million, $15.7 million, and $15.3 million for 2012, 2011 and 2010, respectively. Non-cash lease expense related to continuing operations for 2012, 2011, and 2010 was $5.7 million, $5.8 million, and $5.9 million, respectively, as discussed below.

Future minimum cash lease commitments under all non-cancelable leases in effect for continuing operations at December 31, 2012 are as follows (amounts in thousands):

	Capital Leases	Operating Leases
2013	$735	$5,744
2014	623	5,856
2015	363	4,628
2016	—	4,621
2017	—	4,249
Years thereafter	—	613,758

Total minimum lease payments	1,721	$638,856

Less amount representing interest	(77)

Total present value of minimum payments	1,644
Less current portion of obligations	(686)

Long-term obligations	$958

The Company entered into a 75-year operating lease agreement during 1999 for 65.3 acres of land located in Osceola County, Florida for the development of Gaylord Palms. The lease requires the Company to make annual base lease payments, which were approximately $3.6 million in 2012. The lease agreement provides for an annual 3% escalation of base rent. The terms of this lease require that the Company recognize lease expense on a straight-line basis, which resulted in an annual base lease expense of approximately $9.4 million for 2012, 2011, and 2010. This rent included approximately $5.7 million, $5.8 million, and $5.9 million of non-cash expenses during 2012, 2011, and 2010, respectively. At the end of the 75-year lease term, the Company may extend the operating lease to January 31, 2101, at which point the buildings and fixtures will be transferred to the lessor. The Company also records contingent rentals based upon net revenues associated with the Gaylord Palms operations. The Company recorded $2.0 million, $1.4 million, and $1.5 million of contingent rentals related to the Gaylord Palms in 2012, 2011, and 2010, respectively.

Other Commitments and Contingencies

The Company has been informed that the Dollywood Company is no longer interested in pursuing the previously announced 50/50 joint venture to develop a family entertainment zone adjacent to Gaylord Opryland on land the Company currently owns. The Company had an immaterial amount of capitalized costs associated with this endeavor, which were written off during the third quarter of 2012.

Through joint venture arrangements with two private real estate funds the Company previously invested in minority ownership interests in two joint ventures which were formed to own and operate hotels in Hawaii. As part of the joint venture arrangements, the Company entered into contribution agreements with the majority owners, which owners had guaranteed certain recourse liabilities under third-party loans to the joint ventures. The guarantees of the joint venture loans guaranteed each of the subsidiaries’ obligations under its third party loans for as long as those loans remain outstanding (i) in the event of certain types of fraud, breaches of environmental representations or warranties, or breaches of certain “special purpose entity” covenants by the subsidiaries, or (ii) in the event of bankruptcy or reorganization proceedings of the subsidiaries. The Company agreed that, in the event a majority owner is required to make any payments pursuant to the terms of these guarantees of joint venture loans, it will contribute to the majority owner an amount based on its proportional commitment in the applicable joint venture. The Company estimates that the maximum potential amount for which the Company could be liable under the contribution agreements is $16.9 million, which represents its pro rata share of the $86.4 million of total debt that is subject to the guarantees. As of December 31, 2012, the Company had not recorded any liability in the consolidated balance sheet associated with the contribution agreements.

The Company is self-insured up to a stop loss for certain losses relating to workers’ compensation claims and general liability claims through September 30, 2012, and for certain losses related to employee medical benefits through December 31, 2012. The Company’s insurance program has subsequently transitioned to a low or no deductible program. The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims relating to workers’ compensation, employee medical benefits and general liability for which it is self-insured.

The Company has entered into employment agreements with certain officers, which provides for severance payments upon certain events, including after a change of control.

The Company, in the ordinary course of business, is involved in certain legal actions and claims on a variety of other matters. It is the opinion of management that such legal actions will not have a material effect on the results of operations, financial condition or liquidity of the Company.

15. Fair Value Measurements

The Company uses a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 31, 2012, the Company held certain assets that are required to be measured at fair value on a recurring basis. These included investments held in connection with the Company’s non-qualified contributory deferred compensation plan.

The investments held by the Company in connection with its deferred compensation plan consist of mutual funds traded in an active market. See Note 10 for further information on the Company’s deferred compensation plan. The Company determined the fair value of these mutual funds based on the net asset value per unit of the funds or the portfolio, which is based upon quoted market prices in an active market. Therefore, the Company has categorized these investments as Level 1. The Company has consistently applied these valuation techniques in all periods presented and believes it has obtained the most accurate information available for the types of investments it holds.

The Company had no liabilities required to be measured at fair value at December 31, 2012 or 2011. The Company’s assets measured at fair value on a recurring basis at December 31, were as follows (in thousands):

	December 31, 2012	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Deferred compensation plan investments	$15,580	$15,580	$—	$—

Total assets measured at fair value	$15,580	$15,580	$—	$—

	December 31, 2011	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Deferred compensation plan investments	$13,892	$13,892	$—	$—

Total assets measured at fair value	$13,892	$13,892	$—	$—

The remainder of the assets and liabilities held by the Company at December 31, 2012 are not required to be measured at fair value. The carrying value of certain of these assets and liabilities do not approximate fair value, as described below.

As further discussed in Note 6, in connection with the development of Gaylord National, the Company received a series A Bond and a Series B Bond from Prince George’s County, Maryland which had aggregate carrying values of $90.6 million and $58.8 million, respectively, as of December 31, 2012. The fair value of the Series A Bond, which has the senior claim to the cash flows supporting these bonds, approximates carrying value as of December 31, 2012. The fair value of the Series B Bond, based upon current market interest rates of notes receivable with comparable market ratings and current expectations about the timing of debt service payments under the note, which the Company considers as Level 3, was approximately $40 million as of December 31, 2012. While the fair value of the Series B Bond decreased to less than its carrying value during 2011 due to a change in the timing of the debt service payments, the Company has the intent and ability to hold this bond to maturity and expects to receive all debt service payments due under the note. Therefore, the Company does not consider the Series B Bond to be other than temporarily impaired as of December 31, 2012.

As more fully discussed in Note 7, the Company has outstanding $360.0 million in aggregate principal amount of Convertible Notes due 2014 that accrue interest at a fixed rate of 3.75%. The carrying value of these notes on December 31, 2012 was $333.0 million, net of discount. The fair value of the Convertible Notes, based upon the present value of cash flows discounted at current market interest rates, which the Company considers as Level 2, was approximately $346 million as of December 31, 2012.

As more fully discussed in Note 7, as of December 31, 2012, the Company had outstanding $152.2 million in aggregate principal amount of Senior Notes due 2014 that accrued interest at a fixed rate of 6.75%. The fair value of the 6.75% Senior Notes, based upon quoted market prices, which the Company considers as Level 1, was $152.2 million as of December 31, 2012. The notes were redeemed at par on January 17, 2013.

The carrying amount of short-term financial instruments (cash, short-term investments, trade receivables, accounts payable and accrued liabilities) approximates fair value due to the short maturity of those instruments. The concentration of credit risk on trade receivables is minimized by the large and diverse nature of the Company’s customer base.

16. Financial Reporting By Business Segments

The Company’s continuing operations are organized into three principal business segments:

•	Hospitality, which includes Gaylord Opryland, Gaylord Palms, Gaylord Texan, Gaylord National and the Inn at Opryland;

•	Opry and Attractions, which includes the Grand Ole Opry, WSM-AM, and the Company’s Nashville-based attractions; and

•	Corporate and Other, which includes the Company’s corporate expenses.

The following information (amounts in thousands) from continuing operations is derived directly from the segments’ internal financial reports used for corporate management purposes.

	2012	2011	2010
REVENUES:
Hospitality	$916,041	$886,634	$722,938
Opry and Attractions	70,463	65,386	46,918
Corporate and Other	90	124	105

Total revenues	$986,594	$952,144	$769,961

DEPRECIATION AND AMORTIZATION:
Hospitality	$107,343	$109,521	$91,117
Opry and Attractions	5,119	5,261	4,710
Corporate and Other	18,229	10,507	9,734

Total depreciation and amortization	$130,691	$125,289	$105,561

OPERATING INCOME (LOSS):
Hospitality	$150,210	$130,939	$91,705
Opry and Attractions	13,215	8,760	1,237
Corporate and Other	(65,017)	(58,535)	(61,320)
REIT conversion costs	(101,964)	—	—
Casualty loss	(858)	(1,225)	(42,321)
Preopening costs	(340)	(408)	(55,287)

Total operating income (loss)	(4,754)	79,531	(65,986)

Interest expense, net of amounts capitalized	(58,582)	(74,673)	(81,426)
Interest income	12,307	12,460	13,124
Income from unconsolidated companies	109	1,086	608
Gain on extinguishment of debt	—	—	1,299
Other gains and (losses)	22,251	(916)	(535)

Income (loss) before income taxes and discontinued operations	$(28,669)	$17,488	$(132,916)

	December 31, 2012	December 31, 2011
IDENTIFIABLE ASSETS:
Hospitality	$2,341,880	$2,320,853
Opry and Attractions	86,078	78,482
Corporate and Other	114,853	163,675
Discontinued operations	328	390

Total identifiable assets	$2,543,139	$2,563,400

The following table represents the capital expenditures for continuing operations by segment for the years ended December 31 (amounts in thousands):

	2012	2011	2010
CAPITAL EXPENDITURES:
Hospitality	$73,170	$110,151	$159,576
Opry and Attractions	7,347	4,745	23,767
Corporate and other	14,716	17,696	11,304

Total capital expenditures	$95,233	$132,592	$194,647

17. Quarterly Financial Information (Unaudited)

The following is selected unaudited quarterly financial data for the fiscal years ended December 31, 2012 and 2011 (amounts in thousands, except per share data).

The sum of the quarterly per share amounts may not equal the annual totals due to rounding.

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$238,915	$253,229	$228,129	$266,321
Depreciation and amortization	32,434	30,254	30,701	37,302
Operating income (loss)	21,684	31,608	(33,449)	(24,597)
Income (loss) before income taxes and discontinued operations	10,476	20,287	(43,253)	(16,179)
(Provision) benefit for income taxes	(4,469)	(11,314)	16,581	1,236
Income (loss) from continuing operations	6,007	8,973	(26,672)	(14,943)
Income (loss) from discontinued operations, net of taxes	21	(19)	(2)	(9)
Net income (loss)	6,028	8,954	(26,674)	(14,952)
Net income (loss) per share	0.12	0.18	(0.57)	(0.32)
Net income (loss) per share – assuming dilution	0.12	0.17	(0.57)	(0.32)

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$220,738	$236,775	$225,232	$269,399
Depreciation and amortization	29,057	29,271	32,367	34,594
Operating income	14,726	31,200	13,837	19,768
Income (loss) before income taxes and discontinued operations	(2,928)	13,432	(722)	7,706
(Provision) benefit for income taxes	967	(4,799)	(937)	(2,651)
Income (loss) from continuing operations	(1,961)	8,633	(1,659)	5,055
Income from discontinued operations, net of taxes	4	4	53	48
Net income (loss)	(1,957)	8,637	(1,606)	5,103
Net income (loss) per share	(0.04)	0.18	(0.03)	0.11
Net income (loss) per share – assuming dilution	(0.04)	0.17	(0.03)	0.10

During the first quarter of 2012, in conjunction with its exploration of opportunities to unlock shareholder value, the Company recognized $3.1 million in selling, general and administrative expenses, which were reclassified as REIT conversion costs in the third quarter of 2012.

During the second quarter of 2012, in conjunction with its exploration of opportunities to unlock shareholder value, the Company recognized $3.4 million in selling, general and administrative expenses, which were reclassified as REIT conversion costs in the third quarter of 2012.

During the third quarter of 2012, in conjunction with its decision to reorganize as a REIT, the Company recognized $51.4 million in REIT conversion costs.

During the fourth quarter of 2012, in conjunction with its decision to reorganize as a REIT, the Company recognized $44.2 million in REIT conversion costs.

During the fourth quarter of 2012, the Company recognized $20.0 million in income recognized on the sale of the IP Rights to Marriott, which was recorded as other gains and (losses).

During the fourth quarter of 2012, the Company adjusted the useful lives of certain assets that will be disposed of at various points as the Company continues its conversion to a REIT and recognized a pre-tax charge of $8.0 million in depreciation and amortization expense.

During the third quarter of 2011, in conjunction with the development of resort-style pools at Gaylord Palms, the Company recognized a pre-tax charge of $3.5 million in depreciation and amortization expense to dispose of fixed assets related to the existing infrastructure.

During the fourth quarter of 2011, in conjunction with the development of resort-style pools and a rooms renovation at Gaylord Palms, the Company recognized a pre-tax charge of $4.7 million in depreciation and amortization expense to dispose of fixed assets related to the existing infrastructure.

During the fourth quarter of 2011, the Company recorded a one-time, non-cash charge of $2.6 million to accrue vacation benefits earned in prior periods, which was not material to the current period or prior period financial statements.

18. Subsequent Event

On February 14, 2013, the Company’s board of directors declared the Company’s first quarterly cash dividend in the amount of $0.50 per share of common stock, or an aggregate of approximately $26.4 million, payable on April 12, 2013 to stockholders of record as of the close of business on March 28, 2013.

19. Information Concerning Guarantor and Non-Guarantor Subsidiaries

On April 3, 2013, RHP Hotel Properties, LP (the “Operating Partnership”) and RHP Finance Corporation, subsidiaries of the Company, completed the private placement of $350 million in aggregate principal amount of senior notes due 2021 (the 5% Senior Notes”), which are guaranteed by the Company and certain of its subsidiaries. The 5% Senior Notes have a maturity date of April 15, 2021 and bear interest at 5% per annum, payable semi-annually in cash in arrears on April 15 and October 15 of each year, beginning October 15, 2013. The 5% Senior Notes are general unsecured and unsubordinated obligations of the issuing subsidiaries and rank equal in right of payment with such subsidiaries’ existing and future senior unsecured indebtedness and senior in right of payment to future subordinated indebtedness, if any. The 5% Senior Notes are effectively subordinated to the issuing subsidiaries’ secured indebtedness to the extent of the value of the assets securing such indebtedness.

The 5% Senior Notes are guaranteed on a senior unsecured basis by the Company, each of the Company’s four wholly-owned subsidiaries that own the Gaylord Hotels properties, and certain other of the Company’s subsidiaries, each of which guarantees the Operating Partnership’s $1 billion credit facility (such subsidiary guarantors, together with the Company, the “Guarantors”). The subsidiary Guarantors are 100% owned, and the guarantees are full and unconditional and joint and several. Not all of the Company’s subsidiaries have guaranteed the 5% Senior Notes. The guarantees rank equally in right of payment with the applicable guarantor’s existing and future senior unsecured indebtedness and senior in right of payment to any future subordinated indebtedness of such guarantor. The 5% Senior Notes are effectively subordinated to any secured indebtedness of any guarantor to the extent of the value of the assets securing such indebtedness and structurally subordinated to all indebtedness and other obligations of the Operating Partnership’s subsidiaries that do not guarantee the 5% Senior Notes.

The following condensed consolidating financial information as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 includes certain allocations of revenues and expenses based on management’s best estimates, which are not necessarily indicative of financial position, results of operations and cash flows that these entities would have achieved on a stand-alone basis. As further described in Note 2, on October 1, 2012, the Company and its subsidiaries completed a restructuring of assets and operations in connection with the Company’s transition to a REIT. For purposes of presenting the condensed consolidating financial information, the results of the subsidiaries that own the hotel properties are reflected in the guarantor results for periods commencing October 1, 2012. The Operating Partnership was formed in 2012 and had no results prior to October 1, 2012.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2012

(in thousands)	Parent Guarantor	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues	$6,281	$—	$66,211	$987,535	$(73,433)	$986,594
Operating expenses:
Operating costs	—	—	8,794	629,188	(67,077)	570,905
Selling, general and administrative	19,790	—	2,710	159,856	(103)	182,253
Management fees	—	—	—	4,337	—	4,337
Corporate overhead allocation	—	—	—	6,253	(6,253)	—
REIT conversion costs	42,303	—	—	59,661	—	101,964
Casualty loss	429	—	—	429	—	858
Preopening costs	22	—	—	318	—	340
Depreciation and amortization	2,377	—	9,960	118,354	—	130,691

Operating income (loss)	(58,640)	—	44,747	9,139	—	(4,754)
Interest expense, net of amounts capitalized	(54,896)	(4,584)	(10,841)	(110,821)	122,560	(58,582)
Interest income	100,455	—	2,609	31,803	(122,560)	12,307
Income from unconsolidated companies	—	—	—	109	—	109
Other gains and (losses)	20,000	—	—	2,251	—	22,251

Income (loss) before income taxes and discontinued operations	6,919	(4,584)	36,515	(67,519)	—	(28,669)
(Provision) benefit for income taxes	(12,311)	1,638	(14,580)	27,287	—	2,034
Equity in subsidiaries’ losses, net	(21,252)	—	—	—	21,252	—

Income (loss) from continuing operations	(26,644)	(2,946)	21,935	(40,232)	21,252	(26,635)
Income (loss) from discontinued operations, net of taxes	—	—	—	(9)	—	(9)

Net income (loss)	$(26,644)	$(2,946)	$21,935	$(40,241)	$21,252	$(26,644)

Comprehensive income (loss)	$(15,216)	$(2,946)	$21,935	$(40,241)	$21,252	$(15,216)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011

(in thousands)	Parent Guarantor	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues	$6,064	$—	$—	$952,890	$(6,810)	$952,144
Operating expenses:
Operating costs	—	—	—	567,161	(771)	566,390
Selling, general and administrative	17,631	—	—	161,670	—	179,301
Corporate overhead allocation	—	—	—	6,039	(6,039)	—
Casualty loss	336	—	—	889	—	1,225
Preopening costs	48	—	—	360	—	408
Depreciation and amortization	3,852	—	—	121,437	—	125,289

Operating income (loss)	(15,803)	—	—	95,334	—	79,531
Interest expense, net of amounts capitalized	(75,626)	—	—	(120,851)	121,804	(74,673)
Interest income	103,686	—	—	30,578	(121,804)	12,460
Income from unconsolidated companies	—	—	—	1,086	—	1,086
Other gains and (losses)	(36)	—	—	(880)	—	(916)

Income before income taxes and discontinued operations	12,221	—	—	5,267	—	17,488
Provision for income taxes	(2,743)	—	—	(4,677)	—	(7,420)
Equity in subsidiaries’ earnings, net	699	—	—	—	(699)	—

Income from continuing operations	10,177	—	—	590	(699)	10,068
Income from discontinued operations, net of taxes	—		—	109	—	109

Net income	$10,177	$—	$—	$699	$(699)	$10,177

Comprehensive income	$2,235	$—	$—	$699	$(699)	$2,235

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

(in thousands)	Parent Guarantor	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues	$12,556	$—	$—	$770,672	$(13,267)	$769,961
Operating expenses:
Operating costs	—	—	—	475,253	(644)	474,609
Selling, general and administrative	22,582	—	—	135,624	(37)	158,169
Corporate overhead allocation	—	—	—	12,532	(12,532)	—
Casualty loss	4,921	—	—	37,400	—	42,321
Preopening costs	—	—	—	55,341	(54)	55,287
Depreciation and amortization	4,576	—	—	100,985	—	105,561

Operating loss	(19,523)	—	—	(46,463)	—	(65,986)
Interest expense, net of amounts capitalized	(83,118)	—	—	(116,428)	118,120	(81,426)
Interest income	98,217	—	—	33,027	(118,120)	13,124
Income from unconsolidated companies	—	—	—	608	—	608
Net gain on extinguishment of debt	1,299	—	—	—	—	1,299
Other gains and (losses)	(54)	—	—	(481)	—	(535)

Loss before income taxes and discontinued operations	(3,179)	—	—	(129,737)	—	(132,916)
Benefit for income taxes	19	—	—	40,699	—	40,718
Equity in subsidiaries’ losses, net	(85,968)	—	—	—	85,968	—

Loss from continuing operations	(89,128)	—	—	(89,038)	85,968	(92,198)
Income from discontinued operations, net of taxes	—	—	—	3,070	—	3,070

Net loss	$(89,128)	$—	$—	$(85,968)	$85,968	$(89,128)

Comprehensive loss	$(83,790)	$—	$—	$(85,968)	$85,968	$(83,790)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2012

(in thousands)	Parent Guarantor	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents — unrestricted	$—	$—	$(595)	$97,765	$—	$97,170
Cash and cash equivalents — restricted	—	—	—	6,210	—	6,210
Trade receivables, net	—	—	—	55,343	—	55,343
Deferred income taxes	—	940	(2,094)	11,842	—	10,688
Other current assets	—	—	—	41,972	(138)	41,834
Intercompany receivables, net	485,219	—	—	—	(485,219)	—

Total current assets	485,219	940	(2,689)	213,132	(485,357)	211,245
Property and equipment, net of accumulated depreciation	—	—	1,798,827	350,172	—	2,148,999
Notes receivable, net of current portion	—	—	—	138,975	—	138,975
Long-term deferred financing costs	—	11,347	—	—	—	11,347
Other long-term assets	1,202,809	2,771,696	1,208,937	482,505	(5,633,702)	32,245
Long-term assets of discontinued operations	—	—	—	328	—	328

Total assets	$1,688,028	$2,783,983	$3,005,075	$1,185,112	$(6,119,059)	$2,543,139

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Current portion of long-term debt and capital lease obligations	$129,672	$—	$—	$686	$—	$130,358
Accounts payable and accrued liabilities	—	15,514	(1,535)	204,667	(422)	218,224
Intercompany payables, net	—	485,219	—	—	(485,219)	—
Current liabilities of discontinued operations	—	—	—	237	—	237

Total current liabilities	129,672	500,733	(1,535)	205,590	(485,641)	348,819
Long-term debt and capital lease obligations, net of current portion	355,547	545,000	—	958	—	901,505
Deferred income taxes	(386)	(508)	97,580	2,940	—	99,626
Deferred management rights proceeds	—	—	—	186,346	—	186,346
Other long-term liabilities	—	—	83,477	68,956	361	152,794
Long-term liabilities of discontinued operations	—	—	—	528	(77)	451
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	526	—	—	2,387	(2,387)	526
Additional paid-in capital	1,250,975	1,741,704	2,803,618	1,184,041	(5,729,363)	1,250,975
Treasury stock	(7,234)	—	—	—	—	(7,234)
Retained earnings	(41,072)	(2,946)	21,935	(442,031)	98,048	(366,066)
Accumulated other comprehensive loss	—	—	—	(24,603)	—	(24,603)

Total stockholders’ equity	1,203,195	1,738,758	2,825,553	719,794	(5,633,702)	853,598

Total liabilities and stockholders’ equity	$1,688,028	$2,783,983	$3,005,075	$1,185,112	$(6,119,059)	$2,543,139

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2011

(in thousands)	Parent Guarantor	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents — unrestricted	$37,562	$—	$—	$6,826	$—	$44,388
Cash and cash equivalents — restricted	1,150	—	—	—	—	1,150
Trade receivables, net	—	—	—	41,939	—	41,939
Deferred income taxes	2,195	—	—	6,446	—	8,641
Other current assets	2,709	—	—	45,986	(157)	48,538
Intercompany receivables, net	1,745,415	—	—	—	(1,745,415)	—

Total current assets	1,789,031	—	—	101,197	(1,745,572)	144,656
Property and equipment, net of accumulated depreciation	43,733	—	—	2,165,394	—	2,209,127
Notes receivable, net of current portion	—	—	—	142,567	—	142,567
Long-term deferred financing costs	15,947	—	—	—	—	15,947
Other long-term assets	657,942	—	—	359,216	(966,445)	50,713
Long-term assets of discontinued operations	—	—	—	390	—	390

Total assets	$2,506,653	$—	$—	$2,768,764	$(2,712,017)	$2,563,400

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Current portion of long-term debt and capital lease obligations	$—	$—	$—	$755	$—	$755
Accounts payable and accrued liabilities	17,944	—	—	151,472	(441)	168,975
Intercompany payables, net	—	—	—	1,745,415	(1,745,415)	—
Current liabilities of discontinued operations	—	—	—	186	—	186

Total current liabilities	17,944	—	—	1,897,828	(1,745,856)	169,916
Long-term debt and capital lease obligations, net of current portion	1,071,426	—	—	1,644	—	1,073,070
Deferred income taxes	(35,604)	—	—	143,823	—	108,219
Other long-term liabilities	82,358	—	—	83,490	361	166,209
Long-term liabilities of discontinued operations	—	—	—	528	(77)	451
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	484	—	—	2,389	(2,389)	484
Additional paid-in capital	929,904	—	—	1,040,852	(1,040,852)	929,904
Treasury stock	(4,599)	—	—	—	—	(4,599)
Retained earnings	480,771	—	—	(401,790)	76,796	155,777
Accumulated other comprehensive loss	(36,031)	—	—	—	—	(36,031)

Total stockholders’ equity	1,370,529	—	—	641,451	(966,445)	1,045,535

Total liabilities and stockholders’ equity	$2,506,653	$—	$—	$2,768,764	$(2,712,017)	$2,563,400

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2012

(in thousands)	Parent Guarantor	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash provided by (used in) continuing operating activities	$67,789	$120,000	$(490)	$(10,905)	$—	$176,394
Net cash provided by discontinued operating activities	—	—	—	76	—	76

Net cash provided by (used in) operating activities	67,789	120,000	(490)	(10,829)	—	176,470

Purchases of property and equipment	(7,362)	—	(105)	(87,766)	—	(95,233)
Sale of management rights and intellectual property	20,000	—	—	190,000	—	210,000
Collection of notes receivable	—	—	—	4,480	—	4,480
Increase in restricted cash and cash equivalents	—	—	—	(5,060)	—	(5,060)
Other investing activities	—	—	—	869	—	869

Net cash provided by (used in) investing activities — continuing operations	12,638	—	(105)	102,523	—	115,056
Net cash used in investing activities — discontinued operations	—	—	—	—	—	—

Net cash provided by (used in) investing activities	12,638	—	(105)	102,523	—	115,056

Net borrowings (repayments) under credit facility	65,000	(120,000)	—	—	—	(55,000)
Deferred financing costs paid	(376)	—	—	—	—	(376)
Proceeds from the issuance of common stock	32,722	—	—	—	—	32,722
Repurchase of Company stock for retirement	(185,400)	—	—	—	—	(185,400)
Payment of dividend	(62,007)	—	—	—	—	(62,007)
Proceeds from exercise of stock option and purchase plans	25,336	—	—	—	—	25,336
Excess tax benefit from stock-based compensation	6,736	—	—	—	—	6,736
Other financing activities, net	—	—	—	(755)	—	(755)

Net cash used in financing activities — continuing operations	(117,989)	(120,000)	—	(755)	—	(238,744)
Net cash used in financing activities — discontinued operations	—	—	—	—	—	—

Net cash used in financing activities	(117,989)	(120,000)	—	(755)	—	(238,744)

Net change in cash and cash equivalents	(37,562)	—	(595)	90,939	—	52,782
Cash and cash equivalents at beginning of year	37,562	—	—	6,826	—	44,388

Cash and cash equivalents at end of year	$—	$—	$(595)	$97,765	$—	$97,170

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2011

(in thousands)	Parent Guarantor	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash provided by continuing operating activities	$31,002	$—	$—	$122,902	$—	$153,904
Net cash provided by discontinued operating activities	—	—	—	15	—	15

Net cash provided by operating activities	31,002	—	—	122,917	—	153,919

Purchases of property and equipment	(6,110)	—	—	(126,482)	—	(132,592)
Collection of notes receivable	—	—	—	2,465	—	2,465
Other investing activities	3	—	—	1,845	—	1,848

Net cash used in investing activities — continuing operations	(6,107)	—	—	(122,172)	—	(128,279)
Net cash used in investing activities — discontinued operations	—	—	—	—	—	—

Net cash used in investing activities	(6,107)	—	—	(122,172)	—	(128,279)

Net repayments under credit facility	(100,000)	—	—	—	—	(100,000)
Deferred financing costs paid	(10,074)	—	—	—	—	(10,074)
Proceeds from exercise of stock option and purchase plans	4,828	—	—	—	—	4,828
Other financing activities, net	—	—	—	(404)	—	(404)

Net cash used in financing activities — continuing operations	(105,246)	—	—	(404)	—	(105,650)
Net cash used in financing activities — discontinued operations	—	—	—	—	—	—

Net cash used in financing activities	(105,246)	—	—	(404)	—	(105,650)

Net change in cash and cash equivalents	(80,351)	—	—	341	—	(80,010)
Cash and cash equivalents at beginning of year	117,913	—	—	6,485	—	124,398

Cash and cash equivalents at end of year	$37,562	$—	$—	$6,826	$—	$44,388

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2010

(in thousands)	Parent Guarantor	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash provided by (used in) continuing operating activities	$(54,296)	$—	$—	$193,206	$—	$138,910
Net cash provided by discontinued operating activities	—	—	—	574	—	574

Net cash provided by (used in) operating activities	(54,296)	—	—	193,780	—	139,484

Purchases of property and equipment	(1,772)	—	—	(192,875)	—	(194,647)
Collection of notes receivable	—	—	—	4,161	—	4,161
Other investing activities	—	—	—	148	—	148

Net cash used in investing activities — continuing operations	(1,772)	—	—	(188,566)	—	(190,338)
Net cash used in investing activities — discontinued operations	—	—	—	(1,460)	—	(1,460)

Net cash used in investing activities	(1,772)	—	—	(190,026)	—	(191,798)

Repurchases of senior notes	(26,965)	—	—	—	—	(26,965)
Proceeds from exercise of stock option and purchase plans	26,075	—	—	—	—	26,075
Other financing activities, net	(1,000)	—	—	(1,427)	—	(2,427)

Net cash used in financing activities — continuing operations	(1,890)	—	—	(1,427)	—	(3,317)
Net cash used in financing activities — discontinued operations	—	—	—	—	—	—

Net cash used in financing activities	(1,890)	—	—	(1,427)	—	(3,317)

Net change in cash and cash equivalents	(57,958)	—	—	2,327	—	(55,631)
Cash and cash equivalents at beginning of year	175,871	—	—	4,158	—	180,029

Cash and cash equivalents at end of year	$117,913	$—	$—	$6,485	$—	$124,398